2007 Ontario Budget

CHAPTER II

Ontario's Economic Outlook and Fiscal Plan

Section A: Overview

Ontario's Economic and Fiscal Outlook

         The Ontario Government has succeeded in eliminating the deficit while investing in key priority areas that matter to
         Ontarians.

         When the government came to office in 2003, an independent review of Ontario's finances concluded that the Province was on track to post a significant deficit in 2003-04 - since confirmed to have been $5.5 billion. This fiscal year, despite weaker-than-expected economic growth, the Province is projected to post its second consecutive surplus. The government has been able to accomplish this while investing in key priority areas such as health, education, infrastructure and postsecondary education.

         It is anticipated that 2007-08 will end with a surplus of $350 million if, as has been the case in the previous three years, the reserve is not required. The outlook for 2008 and beyond calls for economic growth to strengthen in a more favourable global environment, boosted by an expected rebound in the auto sector. Corresponding to this outlook for strengthening economic growth, the Province is on track to post surpluses of $1.3 billion in 2008-09 and $1.6 billion in 2009-10. This considerable improvement in the Province's fiscal position means that, if the reserve is not required in 2007-08, the
         Province is on track to post five consecutive fiscal surpluses between 2005-06 and 2009-10.

         This Budget demonstrates that the government's plan for Ontario is working. Consecutive surpluses and an improving debt-to-GDP ratio combined with ongoing strategic investments in key priorities will continue to strengthen the economy. In addition, significant steps (outlined in Chapter I, Section H: Expanding Opportunities through a Modern and Efficient
         Government) have been taken to ensure that the government's operations are efficient and effective while improving fiscal transparency, accountability and financial management to assure Ontarians that their tax dollars are being spent wisely.

         The accomplishments of the government, coupled with the hard work of Ontarians, ensure that the province is on a sound economic footing going forward.

Economic and Fiscal Progress

         Ontario's Economic Progress

[Chart 1: Ontario Real GDP and Employment]

         Ontario's economy has grown and created jobs over the past three years, despite significant challenges arising from the global economic environment. Certain sectors have been affected by higher oil prices, the stronger Canadian dollar, rising interest rates and emerging competition from newly industrializing economies. In 2006, the economy also had to contend with restructuring in the auto sector, combined with lower U.S. demand for Ontario's automotive and forestry products. Despite these challenges, Ontario's real gross domestic product (GDP) was 7.5 per cent higher in 2006 than in 2003. Ontario job creation has been solid, with 327,000 net new jobs created since October 2003 - 74 per cent of which are full time.
         The Ontario economy has shown considerable resilience in these challenging times, with growth in output and employment above the average private-sector forecast in two of the past three years.

         The Ontario economy is poised for stronger economic growth over the next few years. Businesses have remained confident, investing almost $147 billion in physical capital over the past three years. The Ontario Government has also made significant investments in the economy, as outlined in Chapter I, Section G: Investing in Ontario's Infrastructure. These
         investments will help transform Ontario's economy to compete and succeed in the 21st century.

         Increasing employment and wages have boosted disposable income by more than 12 per cent over the past three years. There has been very strong employment growth in sectors paying above-average wages such as finance, education, health care, construction and professional services. Consumer spending has remained robust, growing by over 11 per cent in constant dollar terms since 2003. Ontario exports have continued to grow, with healthy increases in interprovincial exports as Ontario industries have taken advantage of the western provinces' booming economies.

         The ability of the Ontario economy to grow and attract investment, despite recent external challenges, reflects its strong fundamentals and sound economic management. The Province's highly skilled workforce, high quality of life, universal medical care, sound public infrastructure and competitive taxes are all important parts of its competitive advantage. These strengths will help Ontario thrive with a technology-driven, innovative economy. The government's role in fostering an environment that contributes to long-term growth is discussed further in Chapter I, Section F: Expanding Opportunities for
         Economic Growth.

         Achieving Fiscal Balance

[Chart 2: Ontario's Fiscal Performance]

         When the government came to office in 2003, an independent review of Ontario's finances concluded that the Province was on track to post a significant deficit in 2003-04, which has since been confirmed to have been $5.5 billion. Ontario has made progress to eliminate the structural deficit through prudent and disciplined fiscal management, while taking a balanced approach to investing in key priority areas.

         This disciplined plan to eliminate the structural deficit has yielded results.
         The government has exceeded its planned deficit targets in each fiscal year since
         2003-04. In 2004-05, the deficit was reduced to $1.6 billion, and in 2005-06 the Province posted a surplus of $0.3 billion.

         This fiscal year, higher revenues combined with lower interest on debt expense have enabled the government to project a surplus of $0.3 billion for 2006-07 while continuing to make investments in priority areas such as health, education, infrastructure and postsecondary education. This is a significant improvement upon the 2006 Ontario Budget projection for a
         $2.4 billion deficit in 2006-07, and would be the Province's second consecutive surplus.

Ontario's Medium-Term Economic and Fiscal Outlook

         Ontario's Outlook for Stronger Economic Growth

[Chart 3: Ontario Real GDP Growth]

         Ontario's economic growth is expected to strengthen over the 2007 to 2009 period. This is based on signs that growth improved late in 2006 as well as positive developments unfolding in the global economic environment. The growth outlook is also enhanced by significant economic investments, including over $190 million for an economic stimulus package announced in the 2006 Economic Outlook and Fiscal Review to accelerate infrastructure investments while creating local jobs, invest in
         Ontario tourism, promote interprovincial trade opportunities, and assist laid-off workers with training and re-employment plans.

         Recent economic indicators point to stronger economic growth for Ontario. Preliminary estimates indicate that real GDP growth strengthened in the October to December quarter of 2006. Employment growth accelerated over the final months of 2006 and into 2007, with the creation of more than 70,000 new jobs since September 2006. Retail sales strengthened in the final two months of the year, rising by a cumulative 3.6 per cent. There was also a resurgence in Ontario's international exports, which rebounded by more than five per cent in the fourth quarter of 2006.

         The global economic environment is unfolding more favourably for Ontario. The outlook for oil prices, the Canadian dollar and U.S. economic growth are all more positive than they were a few months ago. Private-sector forecasters are now projecting lower oil prices over the next three years compared to last fall. This would be positive for the Ontario economy, since lower oil prices reduce business costs and leave consumers with more disposable income to spend on goods and services.
         The Canadian dollar is expected to be slightly weaker over the next three years compared to 2006, reducing some of the challenges that Ontario's export-oriented manufacturing businesses have faced. The outlook for the U.S. economy has also become more upbeat in recent months. Inflation is well contained, and current signs are that the Bank of Canada will keep interest rates stable in the coming year.

         Ontario is expected to create an additional 270,000 jobs over the next three years, and its unemployment rate is expected to fall to an average of 6.1 per cent in 2009 - the lowest rate since 2000. The government's infrastructure investments and energy initiatives (as outlined in Chapter I, Section G: Investing in Ontario's Infrastructure) will create almost half a million jobs over the next several years. Strong job growth and solid wage gains will lead to robust income growth. Rising incomes, low interest rates and increasing wealth will support growing household spending. Business investment spending is expected to remain buoyant as firms invest to improve their competitive position. Ontario's trade is expected to bounce back as U.S. auto demand picks up and new auto product lines come on stream. For more information, see Section C:
         Ontario's Economic Outlook.

         There are no tax increases in this Budget. The growing Ontario economy will drive taxation revenue growth over the next three years. Tax reductions introduced previously and in this Budget result in modest reductions in the growth of taxation revenues projected over the next three years. Revenue growth will enable the government to continue making key investments in Ontario while balancing the budget. For further details, see Section D: Ontario's Revenue Outlook.

         Ontario's Medium-Term Fiscal Outlook

         This fiscal year, higher revenues combined with lower interest on debt expense have enabled the government to project a surplus of $0.3 billion for 2006-07, the Province's second consecutive surplus. This is a significant improvement upon the
         2006 Ontario Budget projection for a $2.4 billion deficit in 2006-07.

[Chart 4: Ontario's Medium-Term Fiscal Plan]

         The government is committed to maintaining balanced budgets. The medium-term fiscal outlook now projects surpluses of $0.4 billion in 2007-08, $1.3 billion in 2008-09 and $1.6 billion in 2009-10, if the reserve is not required. This considerable improvement in the Province's fiscal position means that, if the reserve is not required in 2007-08, the Province is on track to post five consecutive fiscal surpluses between 2005-06 and 2009-10.

         The medium-term fiscal outlook continues to maintain the government's commitment to keep the overall growth in spending better aligned with revenue growth. Annual growth in total expense over the medium term is expected to average 2.7 per cent, which is less than the 3.4 per cent average annual growth in revenue forecast over the same period.

         The Province's debt-to-GDP ratio is projected to continue to improve to 17.4 per cent by 2009-10, compared to 25.2 per cent in 2003-04.

         Five consecutive fiscal surpluses, a prudent and improving debt-to-GDP ratio combined with ongoing strategic investments in key priorities will continue to strengthen the economy and ensure that Ontario is well positioned to manage both the challenges and opportunities ahead.

         For more information, see Section E: Ontario's Fiscal Outlook. Fiscal tables and graphs are summarized in Section G: Details of Ontario's Finances.

Section B: 2006-07 Interim Fiscal Performance

         The government has eliminated the $5.5 billion deficit it inherited and is projecting its second consecutive surplus in
         2006-07. In fact, while the 2006 Budget projected a $2,350 million deficit this year, the Province is currently on track to achieve a modest surplus of $310 million for 2006-07.

------------------------------------------------------------------------
2006-07 In-Year Fiscal Performance                               Table 1
 ($ Millions)
------------------------------------------------------------------------
                                         Budget     Interim     In-Year
                                           Plan                  Change
                                     ----------- ----------- -----------
Revenue                                  85,730      89,143       3,413
Expense
  Programs                               77,651      79,992       2,341
  Interest on Debt                        9,429       8,841       (588)
                                     ----------- ----------- -----------
Total Expense                            87,080      88,833       1,753
                                     ----------- ----------- -----------
Surplus/(Deficit) Before Reserve         (1,350)        310       1,660
Reserve                                   1,000           -      (1,000)
                                     ----------- ----------- -----------
Surplus/(Deficit)                       (2,350)         310       2,660
------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
------------------------------------------------------------------------

         Total revenues in 2006-07 are projected to be $89,143 million, a 4.0 per cent increase over the 2006 Budget projection.

         Total expense is projected to increase to $88,833 million, an increase of $1,753 million from the 2006 Budget Plan.

         The $1.0 billion reserve, included in the 2006 Budget Plan to help achieve the government's overall fiscal objectives and protect against unexpected and adverse changes in the economic and fiscal outlook, was not required.

         The 2006-07 interim results reported in this Budget are based on the best information available as of early March 2007.
         Given the preliminary nature of these estimates, interim projections are subject to change as actual year-end revenue and expense are finalized in the 2006-07 Public Accounts.

         In-Year Revenue Performance

         Total revenue in 2006-07 is currently estimated at $89,143 million, an increase of $3,413 million from the 2006 Budget Plan.

-------------------------------------------------------------------------------------------------------------------
Summary of In-Year Changes to Revenue in 2006-07                                                            Table 2
($ Millions)
-------------------------------------------------------------------------------------------------------------------
                                                                                                           Interim
                                                                                                           2006-07
                                                                                        ---------------------------
Taxation Revenue
  Personal Income Tax                                                                          1,614
  Corporations Tax                                                                               631
  Employer Health Tax                                                                             62
  Tobacco Tax                                                                                  (217)
  Land Transfer Tax                                                                               78
  Electricity Payments-in-Lieu of Taxes                                                         (84)
  All Other Taxes Combined                                                                       132
                                                                                        -------------
                                                                                                             2,216
Government of Canada
  2006 Federal Budget Trusts                                                                     456
  All Other Government of Canada                                                                 140
                                                                                        -------------
                                                                                                               596
Income from Government Enterprises
  Ontario Lottery and Gaming Corporation                                                          84
  Liquor Control Board of Ontario                                                                 36
  Ontario Power Generation Inc. and Hydro One Inc.                                              (46)
  All Other Government Enterprises Combined                                                      (6)
                                                                                        -------------
                                                                                                                68
Other Non-Tax Revenue
  Sales and Rentals                                                                              595
  Power Sales                                                                                   (181)
  Other                                                                                          119
                                                                                        -------------
                                                                                                               533
                                                                                                      -------------
Total Revenue Changes                                                                                        3,413
-------------------------------------------------------------------------------------------------------------------
Source: Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------

         Revenue Changes

         •  Personal Income Tax (PIT) revenues are estimated to be $1,614 million above forecast. Since the 2006 Budget, processing of
            2005 and prior-year tax returns has increased revenues above the estimates in the 2006 Budget and the 2005-06 Public
            Accounts. Higher revenues in 2005-06 than estimated in the 2006 Budget increase the base upon which growth is applied in estimating PIT revenues for 2006-07 and beyond. This base increase is partially offset by the impact of slower wages and salaries growth than projected in the 2006 Budget. Higher revenues than estimated in the 2005-06 Public Accounts resulted in a $1,137 million one-time increase in revenues in 2006-07 as higher prior-year revenues than included in past Public Accounts are reflected in the current year. In addition, a re-estimation by the federal government of unapplied tax amounts owing to Ontario for the 2003 taxation year resulted in a one-time payment of $134 million to the
            Province in 2006-07.

         •  Corporations Tax (CT) revenues for 2006-07 are estimated to be $631 million above forecast. The increase is net of a one-time negative adjustment of $114 million resulting from an overestimation of 2005-06 CT revenues in the Public
            Accounts. CT revenues were especially strong in December and February, reflecting final 2006 tax remittances from most Ontario corporations. Higher CT revenues than projected despite lower 2006 corporate profits suggests that the composition of pre-tax corporate profit has had a larger-than-usual influence on the relationship between CT revenues and profits.

         •  The Employer Health Tax is $62 million above the 2006 Budget forecast based on stronger-than-expected tax collection experience, likely related to taxes paid on stock options.

         •  Tobacco Tax revenue is estimated to be $217 million below forecast, reflecting healthier lifestyles among Ontarians and the impact of the Smoke-Free Ontario Act that came into effect on May 31, 2006. The contraband tobacco market, which is a problem in many parts of North America and Europe, has also had an impact on revenues. Ontario continues to strengthen enforcement to address the contraband tobacco market. For further details, see Chapter III: Ontario's Tax System
            Supports Expanded Prosperity.

         •  Land Transfer Tax is estimated to be $78 million above forecast because the combined 2006 growth in housing resales and resale prices was higher than projected in the 2006 Budget.

         •  Electricity Payments-in-Lieu of Taxes are expected to be $84 million below forecast, largely reflecting the impact of lower-than-projected electricity demand and prices.

         •  The net change in all other taxation revenues combined is estimated at $132 million above forecast, mostly due to mining profits tax revenue arising from high profits in the mining sector.

         •  Government of Canada Transfers are $596 million above forecast. This increase is largely due to trusts announced in the 2006 federal budget worth $456 million for Ontario in 2006-07: $195 million from the Postsecondary Education Infrastructure
            Trust; $117 million from the Public Transit Capital Trust; $117 million from the Affordable Housing Trust; and $27 million from the Off-Reserve Aboriginal Housing Trust. Formula-based entitlements from the Canada Health Transfer and the Canada
            Social Transfer are also higher than forecast as a result of changes in provincial shares of the national personal and corporate income tax bases.

         •  Net Income from Government Business Enterprises is projected to be $68 million above forecast. Higher-than-projected net incomes from the Ontario Lottery and Gaming Corporation (OLG) and the Liquor Control Board of Ontario (LCBO) are
            partially offset by lower-than-projected combined net income of Ontario Power Generation Inc. (OPG) and Hydro One
            Inc. (HOI). Higher OLG net income is primarily due to the performance of the Niagara Casinos and lotteries. Improved
            LCBO net income reflects stronger-than-projected sales, a consumer shift to higher-margin products, and improved expense controls. The combined net income of OPG and HOI in 2006-07 is lower than forecast in the 2006 Budget, primarily due to lower electricity prices and demand.

         •  Other Non-Tax Revenue is projected to be $533 million above the 2006 Budget forecast mainly due to $595 million higher Sales and Rentals revenue, primarily as a result of $573 million from the previously announced Teranet Initial Public
            Offering (IPO) of June 16, 2006. This increase is partially offset by lower-than-projected Ontario Electricity Financial
            Corporation (OEFC) power sales from contracts with non-utility generators. The decrease in power sales is fiscally neutral as it is fully offset by lower expenses from OEFC power purchases from non-utility generators. Other revenues increase largely due to higher reimbursements for services provided by the Province and higher recoveries of prior-year expenditures.

         In-Year Expense Performance

         Total expense in 2006-07 is currently projected to be $88,833 million, an increase of $1,753 million from the 2006 Budget forecast. This increase is primarily due to additional investments in Ontario's health sector, and spending in priority areas financed by about $1 billion in one-time proceeds from both the Teranet IPO and revenue from the federal trusts announced in the 2006 federal budget. Other key areas of increased spending in 2006-07 include transit and roads, social services, municipalities, rural infrastructure, and education.

 -------------------------------------------------------------------------------------------------------------------
 Summary of In-Year Expense Changes in 2006-07                                                               Table 3
 ($ Millions)
 -------------------------------------------------------------------------------------------------------------------
                                                                                                          Interim(1)
                                                                                                            2006-07
                                                                                                      --------------
 Program Expense Changes:
   Transit and Roads                                                                                            819
   Health Sector Funding                                                                                        568
   Agriculture, Rural and Resources Sector Support                                                              279
   Social Services                                                                                              199
   Training, Colleges and Universities                                                                          191
   Municipalities and Housing                                                                                   157
   Education Sector                                                                                             114
   Justice Sector                                                                                                98
   All Other (net) Program Expense Changes                                                                      (84)
                                                                                                      --------------
 Total Program Expense Changes(2)                                                                             2,341
 Interest on Debt Savings                                                                                      (588)
                                                                                                       --------------
 Total In-Year Expense Changes                                                                                1,753
 -------------------------------------------------------------------------------------------------------------------
 (1) Excludes the impact of adjustments made in the 2007 Budget to reflect transfers from various ministries to school boards, hospitals and colleges.
 (2) Includes one-time spending of about $1.0 billion financed by the Teranet IPO and the 2006 federal trusts.
 Sources: Ontario Ministries of Finance and Public Infrastructure Renewal.
 -------------------------------------------------------------------------------------------------------------------

         Expense Changes

         Total expense increased by $1,753 million in-year from the 2006 Budget forecast. This is due to an increase in program expense of $2,341 million, offset by $588 million in interest on debt savings.

         •  Highlights of key expense changes relating to Transit and Roads in the Ministry of Transportation include:

         o  in 2006-07, Ontario will invest $277 million for transit infrastructure, distributed to municipalities on the basis of transit ridership. Ontario will also provide $75 million to municipalities, also to be distributed on the basis of transit ridership, for public transit capital

         o  a $150 million increase for the contribution to the City of Toronto to help fund the replacement and refurbishment of
            Toronto Transit Commission (TTC) vehicles. This contribution recognizes the unique funding requirements of the TTC -
            Canada's largest municipal transit agency

         o  an additional $197 million to meet commitments to improve and expand the TTC system.

         •  An in-year increase of $568 million for Health Sector Funding, including $109 million to enhance the government's Wait Times
            Strategy, $115 million for hospitals to improve efficiency and address operational pressures, and $104 million to implement the Emergency Department Action Plan and accommodate pressures related to Ontario Drug Programs.

         •  Highlights of key expense changes relating to the Agriculture, Rural and Resources Sector include:

         o  a one-time increase of $96 million for assistance to farmers to match the federal Canadian Agricultural Income Stabilization
            Inventory Transition Initiative, $5 million to support horticulture producers, and $3 million to support marketing initiatives for Ontario farm products

         o  an investment of $140 million in the Ministry of Public Infrastructure Renewal for rural communities to support projects such as water and wastewater infrastructure and roads and bridges: $70 million of this funding was announced in
            September 2006, and this Budget increases the commitment by a further $70 million

         o  an additional $28 million that was provided to the Ministry of Natural Resources in-year to start the Northern Pulp and
            Paper Mill Electricity Transition Program.

         •  An in-year increase of $199 million to the Children's and Social Services Sector, to support the delivery of social assistance, child protection and developmental services.

         •  The Ministry of Training, Colleges and Universities, including the net expense of Ontario's colleges of applied arts and technology, increased by a net $191 million in-year, primarily due to an additional $210 million in one-time funding provided to universities; as well as an additional $51 million provided by the federal-provincial Labour Market
            Development Agreement. This increased funding was partially offset by the removal of the anticipated funding under the federal Labour Market Partnership Agreement, which was not concluded.

         •  An increase of $157 million for Municipalities and Housing, mainly due to $127 million in capital grants, provided to municipal service managers for affordable housing initiatives.

         •  The Education Sector increased by a net $114 million, primarily due to an in-year increase of $12 million for assistance to education partners, and an increase in School Boards' net expense of $108 million in-year. School board net expense increased primarily due to increased provincial grants to support higher student achievement, as well as higher school board spending than originally anticipated in the 2006 Budget.

         •  Justice Sector expense increased in 2006-07 by $98 million primarily due to extraordinary costs for increased victims services, Caledonia policing, courts and correctional services.

         •  Other changes, which amount to a net decrease in expense of $84 million in 2006-07, mainly reflect lower pension expenses, primarily due to lower-than-projected current period benefit costs; and lower expenses from Ontario Electricity
            Financial Corporation (OEFC) power purchases from non-utility generators. The decrease in power purchase expense is fiscally neutral as it is fully offset by lower-than-projected power sales from contracts with non-utility generators.

         •  Interest on Debt expense decreased by $588 million in-year due to cost-effective debt management and lower-than-forecast long-term interest rates.

Section C: Ontario's Economic Outlook

         This section outlines Ontario's current macroeconomic outlook, which is the basis for the revenue outlook outlined in
         Section D: Ontario's Revenue Outlook. The economic forecast underlying the fiscal plan is intended to be prudent. The
         Ministry of Finance's real GDP growth planning projection is below the average private-sector forecast every year.

         The Ministry of Finance is projecting Ontario real GDP growth of 1.6 per cent in 2007. Ontario's growth rebounded in the fourth quarter of 2006 and is expected to strengthen through 2007 as U.S. demand picks up steam and the lower Canadian dollar and oil prices stimulate economic activity. Real GDP growth is expected to improve over the medium term, with the
         Ministry of Finance projecting growth of 2.8 per cent in 2008 and 3.1 per cent in 2009. Improving growth over the medium term reflects a more favourable global economic environment, along with Ontario's strong fundamentals. Business investment spending is expected to lead growth as firms invest to improve their competitive position. Strong income gains, low interest rates and increasing wealth will support growing household spending. Ontario's trade is expected to turn around as U.S. auto demand picks up and new auto product lines come on stream.

         The moderation in oil prices and the lower Canadian dollar are both welcome developments. Oil prices are currently trading at around $60 US per barrel, down from a peak of over $78 US last July. Private-sector forecasters expect oil prices to average $60 US per barrel in 2007 - more than $6 US per barrel lower than in 2006. The Canadian dollar has fallen to around
         85 cents US recently, from a peak of over 91 cents US in May 2006. Private-sector forecasters expect the exchange rate to average under 86 cents US for 2007, down over 2 cents US from 2006. U.S. economic growth is expected to improve through 2007 and strengthen over the medium term. Interest rates are expected to remain low over the foreseeable future.

-------------------------------------------------------------------------------------------------------------------
Ontario Economic Outlook                                                                                    Table 4
(Per Cent)
-------------------------------------------------------------------------------------------------------------------
                                           2004          2005         2006        2007p         2008p        2009p
                                    ------------ ------------- ------------ ------------ ------------- ------------
Real GDP Growth                             3.2           2.8         1.3e          1.6           2.8          3.1
Nominal GDP Growth                          4.9           3.9         2.9e          3.1           4.7          4.7
Unemployment Rate                           6.8           6.6          6.3          6.3           6.2          6.1
CPI Inflation                               1.9           2.2          1.8          1.3           1.9          1.9
----------------------------------- ------------ ------------- ------------ ------------ ------------- ------------
e = estimate; p = projection.
Sources: Statistics Canada and Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------

         Private-Sector Economic Forecasts

------------------------------------------------------------------------
Ontario Economic Forecast Council
As part of the Fiscal Transparency and Accountability Act, 2004, the
Minister of Finance has established the Ontario Economic Forecast
Council to provide advice on economic projections and assumptions.
Council members are Peter Dungan from the University of Toronto, Ernie
Stokes from the Centre for Spatial Economics, Dale Orr from Global
Insight and Glen Hodgson of the Conference Board of Canada. Forming
the council ensures that the Ontario Government's economic forecasts take into account the expertise and viewpoints of non-government experts. Council members were asked to review the economic assumptions underlying this Budget as of March 1, 2007. The members who were able to respond to this request provided letters stating that the forecast was reasonable.
------------------------------------------------------------------------

         Economic projections are a key building block upon which the government's fiscal plan is based. To establish reasonable and accountable economic projections, the Ministry of Finance consults extensively with private-sector forecasters. The Minister of Finance met with Ontario Economic Forecast Council members and other private-sector forecasters twice over the past year, in the process of preparing the 2006 Economic Outlook and Fiscal Review and the 2007 Budget. Through these meetings, the
         Minister received their independent expert opinion on the outlook for the Ontario economy and economic policy advice.

         Private-sector forecasters generally expect Ontario real GDP growth to strengthen over the next three years. The average of private-sector forecasts for Ontario real GDP growth is 1.7 per cent in 2007,
         2.9 per cent in 2008 and 3.2 per cent in 2009. Ministry of Finance planning assumptions used to develop the fiscal plan are deliberately prudent, and are below the private-sector average every year.

-------------------------------------------------------------------------------------------------------------------
Private-Sector Forecasts for Ontario Real GDP Growth                                                        Table 5
(Per Cent)
-------------------------------------------------------------------------------------------------------------------
                                                            2007                     2008                     2009
                                         ------------------------ ------------------------ ------------------------
Conference Board of Canada (February)                        1.9                      3.3                      3.3
Global Insight (January)                                     1.4                      3.1                      3.0
Centre for Spatial Economics (January)                       1.8                      2.9                      3.2
University of Toronto (January)                              1.6                      3.0                      3.4
RBC Financial Group (January)                                2.0                      3.1                        -
Scotiabank Group (February)                                  1.6                      2.4                        -
TD Bank Financial Group (January)                            1.6                      3.4                        -
BMO Capital Markets (January)                                1.7                      2.4                        -
CIBC World Markets (February)                                1.4                      2.6                        -
---------------------------------------- ------------------------ ------------------------ ------------------------
Private-Sector Survey Average                                1.7                      2.9                      3.2
Ontario's Planning Assumption                                1.6                      2.8                      3.1
-------------------------------------------------------------------------------------------------------------------
Sources: Ontario Ministry of Finance and Ontario Ministry of Finance Survey of Forecasts (March 1, 2007).
-------------------------------------------------------------------------------------------------------------------

More Favourable Economic Environment

         The short-term Ontario economic outlook is strongly influenced by external factors, such as oil prices, the Canadian dollar exchange rate, U.S. economic growth and interest rates. The next section discusses the more favourable outlook for external factors in greater detail as well as the forecast for Ontario's exports. This is followed by a discussion of the outlook for jobs, household spending and investment.

[Chart 5: Crude Oil Prices]

         Lower Oil and Gas Prices Provide Relief for Ontario Consumers and Businesses

         Oil prices are projected to ease over the forecast horizon as increased refining and production capacity comes on stream.
         Ontario imports virtually all of its oil and natural gas requirements. Lower oil and gas prices cut costs for Ontario businesses and households, resulting in higher real disposable income. This frees up more money to spend on other goods and services.

         Crude oil prices averaged $66.10 US per barrel in 2006, marking the fifth consecutive year that oil prices rose. However, progress has been made to reduce the impact of higher energy prices. The Ontario economy is over 50 per cent more energy efficient now than it was during the oil shocks in the 1970s.

---------------------------------------------------------------
Oil Price Outlook                                       Table 6
($ US Per Barrel)
---------------------------------------------------------------
                                  2007p       2008p      2009p
                             ----------- ----------- ----------
Private-Sector Average             60.0        59.7       60.0
High                               69.0        68.0       62.5
Low                                57.0        50.0       55.3
Ministry of Finance                61.0        61.0       61.0
---------------------------------------------------------------
p = projection.
Sources: Ontario Ministry of Finance and Ontario Ministry of
Finance Survey of Forecasts (March 1, 2007).
---------------------------------------------------------------

         The average private-sector forecast for oil prices is currently $60 US per barrel for 2007. This would be the first annual decline in oil prices since 2001. Projections for oil prices range from $57 US per barrel to $69 US per barrel in 2007. As new global production and refining capacity comes online over the medium term, forecasters expect oil prices to average roughly $60 US per barrel per year in 2007 through 2009.

         Natural gas prices averaged $6.99 US per million British thermal units (MMBtu) in 2006, down from a record annual average of
         $9.00 US per MMBtu in 2005. Forecasters generally expect natural gas prices to average about $7.50 US per MMBtu each year over the forecast horizon.

         U.S. Economic Growth to Strengthen

[Chart 6: U.S. Real GDP Growth]

         Growth in the United States is expected to strengthen through 2007 and expand at a solid pace over the medium term. The U.S.
         economy is vital to Ontario's economic performance, particularly as the province's largest export market.

         Private-sector forecasters, on average, call for U.S. real GDP growth of 2.7 per cent in 2007, 3.0 per cent in 2008 and 3.1 per cent in 2009. However, there are risks to the U.S. outlook. House prices have peaked and the recent slowing and outright declines in certain regions of the country have dragged down residential construction. Lower house prices have also reduced the funds available through mortgage equity withdrawal for consumer spending. However, the negative impact of the housing deterioration has been offset by robust labour income growth and lower energy prices, both of which have supported consumer spending.

         The Canada-U.S. Exchange Rate Expected to Stabilize

[Chart 7: Canadian Dollar in cents US]

         After strengthening against the U.S. dollar for four consecutive years, the Canadian dollar is forecast to weaken in 2007 and then appreciate gradually in 2008 and 2009. This moderation will benefit Ontario's export-oriented manufacturing sector, improving its competitive position. It would also encourage U.S. travel to Ontario.

         The Canadian dollar appreciated from 61.8 cents US in January 2002 to a peak of over 91 cents US in May 2006, a 28-year high. Since then, the dollar has eased and currently trades at around 85 cents US. Still, on a trade-weighted basis, the
         Canadian dollar has appreciated more than any other major currency since the beginning of 2002, primarily reflecting rising commodity prices.

         Forecasters predict softer oil prices, which are expected to keep the dollar close to its current value, improving the competitive position of Ontario's industries. The private sector expects the Canadian dollar to average 85.8 cents US in
         2007, 87.2 cents US in 2008 and 87.3 cents US in 2009. For planning purposes, it is assumed the Canadian dollar will average
         86.0 cents US in 2007, 87.5 cents US in 2008 and 88.0 cents US in 2009.

         Exports Set to Make a Strong Comeback

---------------------------------------------------------------
The Canadian Dollar Outlook                             Table 7
(Cents US)
---------------------------------------------------------------
                              2007p        2008p         2009p
                       ------------- ------------ -------------
Private-Sector                 85.8         87.2          87.3
Average
High                           89.0         90.0          88.6
Low                            83.7         85.3          86.2
Ministry of Finance            86.0         87.5          88.0
---------------------------------------------------------------
p = projection.
Sources: Ontario Ministry of Finance and Ontario Ministry of
Finance Survey of Forecasts (March 1, 2007).
---------------------------------------------------------------

         Ontario exporters will face continuing strong competitive pressures from newly industrializing economies but will benefit from a weaker Canadian dollar. Exports are equivalent to about 60 per cent of Ontario's economy. International exports account for about 70 per cent of total exports, with the balance going to other provinces.

         Exports rebounded strongly in the fourth quarter of 2006 and should continue to grow over the forecast period as U.S. auto demand picks up and new product lines come on stream. Exports are forecast to rise by 1.5 per cent in 2007 and by an average of 3.6 per cent in 2008 and 2009.

         A strong Canadian dollar, weaker U.S. demand and competitive pressures in the auto industry negatively affected Ontario's exports in 2006. The volume of exports rose only 0.2 per cent in 2006, after rising 1.7 per cent in 2005.

[Chart 8: Ontario Real International and Interprovincial Trade]

         The auto sector accounted for 41 per cent of Ontario's international merchandise exports in 2006, with 97 per cent destined for the United States. Ontario automotive exports declined 7.6 per cent in 2006, reflecting weaker U.S. demand and industry restructuring. The outlook for 2007 suggests ongoing challenges, but growth is expected to resume in 2008. U.S. auto sales are anticipated to dip to 16.3 million units in 2007, down from 16.5 million units in 2006, before climbing back up to
         16.5 million units in 2008.

         Auto production is expected to be flat in Ontario in 2007, after declining over 4.0 per cent in 2006.
         With the opening of new production plants and the expectation of strong U.S. demand, the foundations have been laid for strong export growth in 2008. Ontario will continue to lead Michigan as the largest auto producer in North America. Ontario production is expected to increase sharply in 2008 as new product lines come on stream, including at the new Toyota plant in
         Woodstock.

[Chart 9: Ontario's Top Six Merchandise Export Partners]

         Ontario's trade will continue to diversify as the share of interprovincial trade and exports to countries other than the
         United States continue to rise. Over the past five years, the value of merchandise exports to the rest of the world, excluding the United States, rose by 94 per cent. The European Union (EU) is Ontario's second-largest trading partner, accounting for over six per cent of Ontario's international exports. Exports to the EU have risen 110 per cent over the last five years and were up 27 per cent in 2006. Ontario exports to Mexico have risen 52 per cent over the last five years and were up almost 25 per cent in 2006. China accounts for one per cent of Ontario's international exports, but Ontario's exports to China have risen by 80 per cent over the past five years and by 18 per cent in 2006.

         A number of initiatives have been taken to improve Ontario's international trade, including Premier McGuinty's January 2007 trade mission to India and Pakistan. Ontarians and their Indian counterparts signed dozens of cooperation agreements, including several reached by universities, colleges and research organizations. Ontario and Punjab, Pakistan's largest province, signed a joint declaration of cooperation designed to foster trade, investment and jobs and agreed to explore opportunities in a broad range of sectors. Although exports to India, consisting mainly of machinery and equipment, account for only 0.1 per cent of total Ontario international exports, they have grown by 231 per cent over the last five years.

[Chart 10: Share of Ontario Interprovincial Exports, 2003]

[Chart 11: Ontario's Top Six Merchandise Import Partners]

         The share of Ontario exports of goods and services to other provinces and territories has grown steadily in the last five years, climbing to about 30 per cent of total exports. Between 2001 and 2006, exports to other provinces grew nearly 15 per cent, while international exports were unchanged. Exports to other provinces rose 1.2 per cent in 2006, compared to a 1.0 per cent decline in international exports. Ontario is undertaking a number of measures to boost interprovincial trade, including trade missions to Alberta and exploring the merits of joining the Alberta-British Columbia Trade, Investment and
         Labour Mobility Agreement (TILMA).

         Ontario's imports grew in 2006 on the back of strong domestic demand. The stronger dollar encouraged imports of machinery and equipment, reflecting robust business investment. The United States accounted for most of the increase in merchandise imports, but other regions are also becoming more important. Imports from China, which consist mainly of consumer electronics such as computers, accounted for almost eight per cent of total international imports and rose 16 per cent in
         2006. Import growth is expected to slow to 2.5 per cent in 2007 and then rebound in 2008 and 2009, rising by an average of
         3.4 per cent per year.

         Interest Rates and Inflation to Remain Low

         Interest rates are expected to remain low and inflation is expected to remain below 2.0 per cent over the medium term, providing a favourable environment for Ontario businesses, and encouraging new investment and greater productivity.

         Since May 2006, the Bank of Canada has maintained its benchmark target for the overnight interest rate at 4.25 per cent.
         According to the Bank, the Canadian economy is operating at, or just above, its production capacity, and it views the risks between faster and slower inflation as balanced.

[Chart 12: 10-Year Government of Canada Bond Rate]

         Private-sector forecasters generally expect interest rates to remain unchanged in 2007 and to rise modestly in 2008.
         Canadian three-month treasury bill rates are projected to average 4.1 per cent in 2007, 4.3 per cent in 2008 and 4.5 per cent in 2009. Ten-year Government of Canada bond yields are forecast to average 4.2 per cent in 2007, 4.7 per cent in 2008 and 5.1 per cent in 2009. Although interest rates are projected to edge higher over the medium term, they are expected to remain well below their historical averages.

         Despite higher energy prices in 2006, overall inflation in Ontario averaged 1.8 per cent, down from 2.2 per cent in 2005.
         Excluding energy prices, the Ontario consumer price index (CPI) inflation rate has remained below two per cent since early
         2004. The rising Canadian dollar has helped offset some of the impact of higher energy prices on Ontario CPI inflation, lowering the price of imported goods. Looking forward, analysts generally expect the exchange rate to remain relatively stable and have little impact on inflation.

------------------------------------------------------------------------
Canadian Interest Rate and Inflation Outlook                     Table 8
(Annual Per Cent)
------------------------------------------------------------------------
                                   2006      2007p     2008p      2009p
                               --------- ---------- --------- ----------
Three-month Treasury Bill           4.0        4.1       4.3        4.5
Rate
10-year Government Bond Rate        4.2        4.2       4.7        5.1
Ontario CPI Inflation Rate          1.8        1.3       1.9        1.9
------------------------------------------------------------------------
p = projection.
Sources: Bank of Canada, Statistics Canada and Ontario Ministry of Finance.
------------------------------------------------------------------------

         Ontario's CPI inflation rate is expected to fall to a nine-year low of 1.3 per cent in 2007, reflecting lower energy prices, the impact of the 1.0 percentage point GST reduction introduced on July 1, 2006 and gradual slowing in housing costs. A fire at Imperial Oil's refinery in Nanticoke in mid-February 2007 contributed to a gasoline shortage and a price surge. The impact on inflation will likely be temporary. Once the impact of the 2006 GST cut no longer affects year-to-year price changes and energy prices stabilize, CPI inflation is forecast to average 1.9 per cent in both 2008 and 2009.

         Impact of Changes in the External Economic Environment

------------------------------------------------------------------------
Impacts of Changes in Key Assumptions on                         Table 9
Ontario Real GDP Growth(1)
(Percentage Point Increase)
------------------------------------------------------------------------
                                              First Year    Second Year
                                             ------------ --------------
Canadian Dollar Depreciates by Five Cents     0.2 to 0.9     0.7 to 1.4
US
World Crude Oil Prices Decrease by $10 US     0.3 to 0.7     0.1 to 0.5
per Barrel
U.S. Real GDP Growth Increases                0.3 to 0.7     0.4 to 0.8
by One Percentage Point
Canadian Interest Rates Decrease              0.1 to 0.5     0.2 to 0.6
by One Percentage Point
------------------------------------------------------------------------
(1) Impacts based on changes being sustained.
Source: Ontario Ministry of Finance.
------------------------------------------------------------------------

         The growth rate of the U.S. economy, crude oil prices, interest rates and the exchange rate can have a significant influence on Ontario's economy. Table 9 shows the typical range for the first- and second-year impacts of these external factors on
         Ontario real GDP growth. These estimates are based on historical relationships and illustrate the upper and lower limits for the average response. They show the implications of changes in key assumptions in isolation from changes to other external factors. The combination of changing circumstances can also have a substantial bearing on the actual outcome.

Ontario's Domestic Economic Outlook

         This section presents the forecast for job creation, income growth, household spending and business investment.

         270,000 More Jobs Expected Over Next Three Years

[Chart 13: Ontario Employment 2004-2009]

         Ontario's job creation is expected to continue as the economy grows. Since October 2003, 327,000 jobs have been created, with full-time positions accounting for almost three-quarters of the increase. Over the 2007 to 2009 period, 270,000 jobs are projected, consistent with private-sector forecasts. The unemployment rate is expected to fall as job gains exceed the projected increase in the labour force.

         Ontario's economy added 95,000 net jobs in 2006 - a 1.5 per cent increase. These job gains pushed Ontario's unemployment rate down to 6.3 per cent - the lowest annual rate in five years. A healthy labour market performance resulted in solid wage gains. The average hourly wage rate for all employees, both permanent and temporary, was $20.65 in 2006 - up 2.9 per cent from 2005.

[Chart 14: Ontario Unemployment Rate 2004-2009]

         Ontario is expected to create an additional 71,000 jobs this year, an increase of 1.1 per cent. Employment growth is expected to pick up to 1.4 per cent or 90,000 jobs in 2008 and 1.6 per cent or 109,000 jobs in 2009. Forecasting the unemployment rate is more uncertain given its sensitivity to assumptions regarding population growth and changing participation rates. Solid employment growth along with the Ministry of Finance's projection of relatively slower labour-force growth should lower Ontario's unemployment rate to 6.1 per cent by 2009. Steady gains in employment and solid wage increases will mean rising incomes for Ontario workers. Labour income is forecast to rise by 3.9 per cent this year and by an average of 4.9 per cent in 2008 and 2009.

         Personal income grew strongly in 2006, rising by 4.6 per cent, reflecting a 4.2 per cent rise in labour income and strong growth in investment income. Income growth far outstripped the 1.8 per cent inflation rate. Personal income is projected to rise by 3.9 per cent in 2007 and by an average of 4.8 per cent in 2008 and 2009.

         Solid Household Spending to Continue

[Chart 15: Canadian Household Debt Interest Costs 1980-2006]

         Rising incomes, low interest rates and increasing wealth will support growing household spending. However, the pace of spending is projected to moderate as housing-related purchases are forecast to slow as fewer people buy homes.

         Ontario household finances are in good shape to support consumer spending over the medium term. Canadian household debt costs as a share of after-tax income was 7.8 per cent in the fourth quarter of 2006, below the 8.1 per cent average over
         1980 to 2006. Steadily rising incomes and historically low interest rates have helped keep interest costs low as a percentage of income.

         Real consumer spending grew by an estimated 4.0 per cent last year, supported by strong income gains and low interest rates.
         Consumer spending on goods and services is projected to moderate, growing by 2.8 per cent in 2007, reflecting weaker labour income growth. Over 2008 and 2009, consumer spending is forecast to grow by an average of 2.9 per cent per year, in line with growth in real personal disposable income.

         Retail sales rose 4.1 per cent in 2006, following a 4.7 per cent increase in 2005. Most home-related stores saw buoyant growth as consumers continued renovating and decorating their homes. However, the softening of the housing market is expected to dampen these purchases in the future. Sales in the auto sector grew 3.8 per cent in 2006 as gasoline and used and recreational motor vehicles and parts sales were vigorous, offsetting weakness in new vehicle sales, which were up just
         0.1 per cent. The moderation in new car sales is expected to continue into 2007, which will limit overall retail sales growth since new car sales account for about 20 per cent of Ontario retail sales. Retail sales are expected to rise by 3.6 per cent this year and pick up over the medium term, averaging 4.6 per cent over the 2008 and 2009 period.

[Chart 16: Mortgage Payments 1985-2009]

         Moderate house-price increases, a favourable mortgage rate outlook and relatively strong income growth will continue to make the housing market affordable to new homebuyers. In addition, sustained strong international immigration will boost overall population and lead to nearly 280,000 new households during the next four years, providing a solid foundation for ongoing housing market activity. While the housing market is expected to remain healthy, it will likely continue to moderate from recent highs. Housing starts are expected to ease to 68,000 units in 2007 and 67,000 units in 2008, and then improve to
         68,000 units in 2009. The number of home resales is expected to fall by 2.7 per cent in 2007 and a further 3.5 per cent in
         2008 and then rebound by 4.0 per cent in 2009.

         Softer demand has contributed to more moderate house price gains. The average resale price of a home in Ontario rose by 5.9 per cent in 2006, compared with an average increase of 7.7 per cent in the previous two years. Resale prices are expected to increase by 3.0 per cent in 2007 and by an average of 2.7 per cent in 2008 and 2009.

         Strong Investment Spending to Continue

[Chart 17: Business Balance Sheets Are Strong 1988-2006]

         Increased investment in Ontario creates better jobs, leading to stronger productivity and higher living standards. The government's strategic investments in a well-educated and highly skilled population; a high-quality health care system;
         reliable, modern infrastructure; and key sectors have created a strong competitive environment that attracts investment. The government is also proposing to improve Ontario's already competitive tax environment as outlined in Chapter III: Ontario's
         Tax System Supports Expanded Prosperity. Business investment is expected to lead growth, reflecting the positive investment climate. Business balance sheets remain very healthy, as the Canadian debt-to-equity ratio continues to fall and the interest coverage ratio, which measures the earnings available to cover interest expenses, remains high - reflecting low interest rates and manageable debt levels.

[Chart 18: Real Business Investment 2002-2009]

         Last year was another solid year for business investment. Spending on machinery and equipment remained robust, with estimated real growth of 8.3 per cent in 2006. At the same time, investment in commercial and industrial construction improved significantly, growing by an estimated 7.4 per cent.

         Investment in machinery and equipment is an important source of productivity growth, as it often embodies technological advances. Real investment in machinery and equipment is projected to rise by a solid 6.5 per cent in 2007 and by an average of 5.5 per cent per year in 2008 and 2009.

         Commercial and industrial construction will also continue to grow, reflecting strong growth in utilities, transportation and warehousing, retail trade and finance, insurance and real estate. Outlays are projected to advance an average of 2.5 per cent a year from 2007 to 2009.

         Corporate profits declined by 0.2 per cent in 2006, largely reflecting the weakness in the manufacturing sector and the negative impact of the rising dollar. Profits as a share of GDP were 11.6 per cent in 2006, well above the historical average of 9.9 per cent. Corporate profits are projected to increase by 1.1 per cent in 2007 and improve in 2008 and 2009, rising by an average 2.5 per cent. Forecasting corporate profits is particularly challenging given their year-to-year volatility. For planning purposes, the Ministry of Finance is projecting very modest and prudent increases in corporate profits, based largely on private-sector forecasts of the ratio of profits to nominal GDP. The resulting projections of corporate profits are quite prudent compared to the strong profit growth experienced in Ontario in recent comparable periods of strengthening economic growth.

Details of the Ontario Economic Outlook

         This table shows the key details of the updated economic outlook for the 2007 to 2009 period.

-------------------------------------------------------------------------------------------------------------------
The Ontario Economy, 2005 to 2009                                                                          Table 10
(Per Cent Change)
-------------------------------------------------------------------------------------------------------------------
                                                         Actual                           Projected
                                               --------------------------- ----------------------------------------
                                                       2005          2006         2007          2008          2009
                                               ------------- ------------- ------------ ------------- -------------
Real Gross Domestic Product                             2.8          1.3e          1.6           2.8           3.1
  Personal consumption                                  3.7          4.0e          2.8           2.8           2.9
  Residential construction                              1.8          0.3e         (3.0)          0.9           2.5
  Non-residential construction                         (0.8)         7.4e          2.5           2.6           2.3
  Machinery and equipment                              11.1          8.3e          6.5           6.0           5.0
  Exports                                               1.7          0.2e          1.5           3.3           3.8
  Imports                                               4.1          5.0e          2.5           3.2           3.5
Nominal Gross Domestic Product                          3.9          2.9e          3.1           4.7           4.7
Other Economic Indicators
  Retail sales                                          4.7           4.1          3.6           4.6           4.6
  Housing starts (000s)                                78.8          73.4         68.0          67.0          68.0
  Personal income                                       4.5          4.6e          3.9           4.7           4.9
  Wages and salaries(1)                                 4.8          4.2e          3.9           4.8           4.9
  Corporate profits                                    (1.7)       (0.2)e          1.1           2.4           2.5
  Consumer Price Index                                  2.2           1.8          1.3           1.9           1.9
Labour Market
  Employment                                            1.3           1.5          1.1           1.4           1.6
  Job creation (000s)                                    81            95           71            90           109
  Unemployment rate (per cent)                          6.6           6.3          6.3           6.2           6.1
-------------------------------------------------------------------------------------------------------------------
(1) Includes supplementary labour income.
e = estimate.
Sources: Statistics Canada, Canada Mortgage and Housing Corporation and Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------

Comparison to the 2006 Ontario Budget

         In 2006, Ontario's economy grew more slowly than anticipated at the time of the 2006 Budget, largely due to higher crude oil prices, a stronger Canadian dollar and weaker U.S. demand for autos and parts and forestry sector products. Real GDP rose by an estimated 1.3 per cent in 2006, with exports, wages and salaries, and corporate profits lower than projected at the time of the 2006 Budget. However, there were a number of positive developments. Machinery and equipment investment grew by an estimated 8.3 per cent - 0.4 percentage points above the 2006 Budget projection. Non-residential construction investment rose by an estimated 7.4 per cent - 1.5 percentage points higher than the 2006 Budget forecast. The labour market was also strong, with the economy creating 95,000 jobs in 2006 - 10,000 more than forecast at the time of the Budget. Consumer spending increased by a healthy 4.0 per cent in 2006 - 1.2 percentage points higher than the Budget projection. Residential investment grew by an estimated 0.3 per cent in 2006, a better outcome than expected, as home resales were stronger than forecast.

         Current forecasts suggest weaker economic growth in the province in 2007 than projected at the time of 2006 Budget, reflecting ongoing restructuring in the auto sector, weaker U.S. growth and higher oil prices. Real GDP growth in 2007 is now projected to be 0.9 percentage points lower than expected at the time of the 2006 Budget. Nominal GDP growth is forecast to be 1.2 percentage points lower in 2007, and growth in the key revenue drivers, such as wages and salaries, corporate profits and retail sales, are all projected to be lower than expected in the 2006 Budget. The following table highlights the changes in forecast assumptions in the 2007 Budget compared with the 2006 Budget projections.

-------------------------------------------------------------------------------------------------------------------
Changes in Key Economic Forecast Assumptions,                                                              Table 11
2006 Budget Compared to 2007 Budget (Per Cent Change)
-------------------------------------------------------------------------------------------------------------------
                                                2006                      2007                      2008
                                      ------------------------- ------------------------- -------------------------
                                             2006                      2006         2007         2006         2007
                                           Budget       Actual       Budget       Budget       Budget       Budget
                                      ------------ ------------ ------------ ------------ ------------ ------------
Real Gross Domestic Product                   2.3         1.3e          2.5          1.6          2.9          2.8
Nominal Gross Domestic Product                4.5         2.9e          4.3          3.1          4.7          4.7
Retail Sales                                  4.2          4.1          4.5          3.6          4.7          4.6
Housing Starts (000s)                        73.5         73.4         74.5         68.0         75.5         67.0
Personal Income                               4.7         4.6e          4.8          3.9          5.0          4.7
Wages and Salaries(1)                         4.7         4.2e          4.7          3.9          4.9          4.8
Corporate Profits                             3.8       (0.2)e          4.3          1.1          4.5          2.4
Employment                                    1.3          1.5          1.5          1.1          1.7          1.4
Job Creation (000s)                            85           95           97           71          112           90
Key External Variables
Crude Oil ($ US per Barrel)                  61.0         66.1         57.0         61.0         52.0         61.0
U.S. Real Gross Domestic Product              3.4          3.3          3.0          2.7          3.1          3.0
Canadian Dollar (Cents US)                   87.0         88.2         87.0         86.0         87.0         87.5
3-month Treasury Bill Rate                    4.0          4.0          4.3          4.1          4.5          4.3
10-year Government Bond Rate                  4.5          4.2          4.8          4.2          5.2          4.7
-------------------------------------------------------------------------------------------------------------------
(1) Includes supplementary labour income.
e = estimate.
Sources: Statistics Canada, Canada Mortgage and Housing Corporation, Bank of Canada, New York Mercantile Exchange,
         U.S. Bureau of Economic Analysis, Blue Chip Economic Indicators and Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------

Section D: Ontario's Revenue Outlook

Medium-Term Revenue Outlook

         Ontario's revenue outlook is based on the economic outlook presented in Section C: Ontario's Economic Outlook, which calls for strengthening economic growth over the 2007 to 2009 period.

         Total revenue is forecast at $91.5 billion in 2007-08, an increase of $2.4 billion or 2.6 per cent over the previous year.
         By 2009-10, total revenue is projected to reach $97.8 billion, an increase of $6.3 billion over the 2007-08 forecast, representing annual average growth of 3.4 per cent.

-------------------------------------------------------------------------------------------------------------------
Medium-Term Revenue Outlook                                                                                Table 12
($ Billions)
-------------------------------------------------------------------------------------------------------------------
                                                           Interim            Plan             Outlook
                                                    --------------- --------------- -------------------------------
Revenue                                                    2006-07         2007-08         2008-09         2009-10
                                                    --------------- --------------- --------------- ---------------
Taxation Revenue
  Personal Income Tax                                         23.3            23.3            24.7            26.4
  Retail Sales Tax                                            16.2            16.7            17.5            18.4
  Corporations Tax                                            10.5            10.6            10.7            10.6
  Ontario Health Premium                                       2.6             2.6             2.8             2.9
  All Other Taxes                                             10.9            11.1            11.5            12.0
Total Taxation Revenue                                        63.5            64.3            67.2            70.1
Government of Canada                                          14.2            16.1            15.8            15.9
Income from Government Enterprises                             4.0             4.0             4.5             4.5
Other Non-Tax Revenue                                          7.5             7.1             7.3             7.3
                                                    --------------- --------------- --------------- ---------------
Total Revenue                                                 89.1            91.5            94.7            97.8
-------------------------------------------------------------------------------------------------------------------
Note: Numbers may not add due to rounding.
-------------------------------------------------------------------------------------------------------------------

         The Personal Income Tax (PIT) revenue forecast is consistent with the economic outlook for rising employment and incomes.
         One-time revenues of $1.1 billion related to underestimating revenues in prior years' Public Accounts included in 2006-07 mask growth in the tax base in 2007-08. The medium-term revenue forecast incorporates the projected impact of a number of tax measures announced previously and in this Budget by the Ontario Government. It also includes the estimated impact of paralleling measures announced by the federal government related to pension income splitting. The PIT revenue base tends to grow at a faster rate than incomes due to the progressive nature of the tax system.

-------------------------------------------------------------------------------------------------------------------
Personal Income Tax Revenue                                                                                Table 13
($ Billions)
-------------------------------------------------------------------------------------------------------------------
                                                              Interim         Plan                  Outlook
                                                              2006-07        2007-08        2008-09        2009-10
                                                        -------------- -------------- -------------- --------------
Actual Revenue                                                   23.3           23.3           24.7           26.4
Measures Included Above                                             -          (0.1)          (0.2)          (0.2)
Adjustments for Prior Year Revenues                               1.1              -              -              -
------------------------------------------------------- -------------- -------------- -------------- --------------
Base Revenue                                                     22.3           23.5           25.0           26.7
Base Revenue Growth (Per Cent)                                      -            5.4            6.3            6.7
Wages and Salaries Growth (Per Cent)                                -            4.2            4.8            4.9
-------------------------------------------------------------------------------------------------------------------
Notes: Numbers may not add due to rounding.
  "Measures included above" is the incremental revenue impact of all tax measures, announced previously and in this Budget, relative to their impact on revenues in 2006-07.
Source: Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------

         Retail Sales Tax (RST) revenue growth is based on the forecast for increased household and business spending. RST revenue growth is dampened in 2007-08 by the outlook for residential investment spending and consumer durable goods expenditures.
         Revenue growth is expected to pick up in 2008-09 and 2009-10, consistent with the outlook for strengthening economic growth.

         Corporations Tax (CT) revenue growth is based on the medium-term forecast for pre-tax corporate profits. CT revenue growth is affected by a number of tax measures announced in this and previous Ontario Budgets, most significantly the phasing out of the capital tax and the anticipated impact of the federal-provincial agreement to streamline the administration of
         Ontario's corporate tax system. For more information on Ontario's tax policy changes, see Chapter III, Ontario's Tax System
         Supports Expanded Prosperity. The 2006-07 CT revenue projection includes a negative one-time adjustment of $114 million due to overestimation of 2005-06 revenues in the Public Accounts. The CT revenue base tends to grow more slowly than profits due to the flexibility corporations have in claiming certain income tax deductions and generally slow growth in the capital tax base.

-------------------------------------------------------------------------------------------------------------------
Corporations Tax Revenue                                                                                   Table 14
($ Billions)
-------------------------------------------------------------------------------------------------------------------
                                                           Interim          Plan                   Outlook
                                                           2006-07         2007-08         2008-09         2009-10
                                                    --------------- --------------- --------------- ---------------
Actual Revenue                                                10.5            10.6            10.7            10.6
Measures Included Above                                          -            (0.1)           (0.2)           (0.6)
Adjustments for Prior Year Revenues                           (0.1)              -               -               -
--------------------------------------------------- --------------- --------------- --------------- ---------------
Base Revenue                                                  10.6            10.7            10.9            11.2
Base Revenue Growth (Per Cent)                                   -             1.3             2.0             2.2
Profit Growth (Per Cent)                                         -             1.1             2.4             2.5
-------------------------------------------------------------------------------------------------------------------
Notes: Numbers may not add due to rounding.
  "Measures included above" is the incremental revenue impact of all tax measures, announced previously and in this Budget, relative to their impact on revenues in 2006-07.
Source: Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------

         The Ontario Health Premium forecast is consistent with the outlook for rising employment and incomes.

         The forecast for growth in all other taxes is based on the outlook for economic growth outlined in Section C: Ontario's
         Economic Outlook. The forecast is developed on an item-by-item basis. For example, the forecast for Employer Health Tax revenues is based on the outlook for wages and salaries growth.

         Total taxation revenue is forecast to increase by $0.8 billion, or 1.3 per cent, in 2007-08. Between 2007-08 and 2009-10, taxation revenues are projected to increase by $5.8 billion, with annual growth averaging 4.4 per cent. This is roughly consistent with nominal GDP annual growth averaging
         4.7 per cent between 2007 and 2009.

         Transfers from the Government of Canada are based on existing federal-provincial funding arrangements and the Province's understanding of new funding commitments made by the federal government, including proceeds from the C-48 trusts and the clean air and climate change trust, other Canada-Ontario Agreement equivalent amounts, and increases to the Canada Social
         Transfer due to the movement to equal per-capita provincial cash entitlements.

         Income from Government Enterprises is based on information provided by Ontario's government enterprises. The forecast is projected to remain flat at $4.0 billion from 2006-07 to 2007-08, with higher Liquor Control Board of Ontario and Hydro One
         Inc. (HOI) net income offset by slight declines in net income from the Ontario Lottery and Gaming Corporation (OLG) and
         Ontario Power Generation Inc. (OPG). The small decrease in OLG net income in 2007-08 is largely due to continued border issues, the value of the Canadian dollar, construction disruptions at Casino Windsor and the full-year impact of province-wide non-smoking legislation. The decline in OPG net income in 2007-08 is primarily due to lower projected electricity prices and increased pension and other post-employment costs, mainly due to changes in external factors that affect, for example, discount rates used to determine these costs. Net income from government enterprises is projected to increase to $4.5 billion in 2008-09 and 2009-10, with improved earnings among all the major government enterprises.

         The forecast for Other Non-Tax revenues is based on information provided by government ministries and provincial agencies.
         These revenues are forecast to decrease by $0.4 billion, or 5.3 per cent, in 2007-08, largely due to the inclusion in
         2006-07 of $573 million from the previously announced Teranet IPO on June 16, 2006. Other Non-Tax revenues increase by
         $0.2 billion, or on average 1.1 per cent a year, between 2007-08 and 2009-10 as a result of projected increases in a number of revenue sources, including reimbursements to the Province for services provided, power sales, and other fees and licences.
         Other Non-Tax Revenues tend to be primarily influenced by demographic factors, revenue policies and cyclical factors that affect some revenues such as royalties from Crown timber.

         Canada-Ontario Agreement Commitments Addressed

         In the 2006 Ontario Budget, the Province included revenue of $2.2 billion in its medium-term fiscal plan between 2006-07 and
         2008-09 from the Canada-Ontario Agreement (COA). In the Province's current fiscal planning horizon, this amount would have been adjusted to $3.1 billion to include 2009-10.

         While the federal government has made adjustments to the timing, nature, and purposes of its commitment to the COA, it is
         Ontario's understanding that the federal government has committed to provide the Province with sufficient funding to meet its obligations (see Table 15). These one-time and ongoing revenues will primarily be used to fund existing projects and programs.

         --------------------------------------------------------------------------------------------------------------------
         Canada-Ontario Agreement Equivalent Revenue, 2006-07 to 2009-10                                             Table 15
         ($ Millions)
         --------------------------------------------------------------------------------------------------------------------

                                                         2006-07        2007-08        2008-09         2009-10         Total
         ---------------------------------------- --------------- -------------- -------------- --------------- -------------
         Immigration                                           2              2              2               2             8
         Corporate Tax Collection                              -            400              -               -           400
         C-48 Trusts                                         428            430            196               -         1,054
         Federal Trust for Clean Air and                       -            195            195             196           586
         Climate Change
         Other Federal Funding Commitments                     -            577            510             504         1,591
         ---------------------------------------- --------------- -------------- -------------- --------------- -------------
         Total COA Equivalent Revenue                        430          1,604            903             702         3,639
         Included in the Fiscal Plan
         ---------------------------------------- --------------- -------------- -------------- --------------- -------------

Medium-Term Revenue Changes Since 2006 Ontario Budget

         -------------------------------------------------------------------------------------------------------------------
         Sources of Medium-Term Revenue Changes Since 2006 Budget                                                   Table 16
         ($ Billions)
         -------------------------------------------------------------------------------------------------------------------
                                                                         Interim                  Plan              Outlook
                                                                         2006-07               2007-08              2008-09
                                                             -------------------- --------------------- --------------------
         Key Revenue Changes Since 2006 Ontario Budget
           Slower Economic Growth                                           (0.7)                 (1.5)                (1.7)
           2006-07 Revenue Experience                                        1.1                   1.1                  1.1
           Prior-Year Tax Return Processing                                  2.0                   0.8                  0.8
           Tax Policy Changes                                               (0.1)                 (0.2)                (0.3)
           Federal Transfers                                                 0.6                   1.2                  0.5
           Electricity-Related Revenues                                     (0.4)                 (0.3)                 0.1
           Other                                                             0.9                   0.2                  0.2
                                                             -------------------- --------------------- --------------------
         Total Revenue Changes                                               3.4                   1.2                  0.7
         -------------------------------------------------------------------------------------------------------------------
         Note: Numbers may not add due to rounding.
         Source: Ontario Ministry of Finance.
         -------------------------------------------------------------------------------------------------------------------

         The medium-term forecast for total revenues has increased in each year since the 2006 Budget. The major changes are outlined below.

         Changes in the economic growth outlook compared to the 2006 Budget result in lower projected taxation revenues over the medium term. For further details, see Section C: Ontario's Economic Outlook.

         Stronger-than-projected tax revenue performance during 2006-07, particularly from Corporations Tax, boosts the base upon which forecast growth is applied. For further details, see Section B: Interim Fiscal Performance.

         Higher revenues from processing of 2005 and prior-year Personal Income Tax returns during 2006 and higher-than-projected
         Corporations Tax revenues related to 2005-06 result in substantial one-time revenues in 2006-07 and also boost the base upon which forecast growth is applied, increasing taxation revenues throughout the forecast period.

         Tax policy changes since the 2006 Budget lower the taxation revenue outlook by $0.1 billion in 2006-07 and by $0.3 billion by 2008-09. These include Ontario's paralleling of tax policy measures announced in the 2006 federal budget; the enhanced
         Ontario dividend tax credit announced in August 2006; the estimated impact of the federal-provincial agreement to streamline the administration of Ontario's corporate tax system; and the estimated impact of federal measures announced on
         October 31, 2006 with respect to pension income splitting. For more information on proposed Ontario taxation changes, see Chapter III, Ontario's Tax System Supports Expanded Prosperity.

         Government of Canada Transfers are higher each year over the medium term than projected in the 2006 Budget. The outlook reflects existing federal-provincial funding arrangements and the Province's understanding of new funding commitments made by the federal government.

         The decrease in electricity sector-related revenues in 2006-07 relative to the 2006 Budget is largely due to lower-than-projected electricity demand and prices. The 2007-08 decrease is primarily due to lower projected power sales by the Ontario Electricity Financial Corporation (OEFC) from contracts with non-utility generators (NUGs). The impact of lower power sales is fiscally neutral, being fully offset by lower OEFC power purchases from NUGs, and is due to improved methods for projecting power sales and purchases by OEFC. In 2008-09, lower power sales than projected in the 2006 Budget is also fully offset by lower power purchases from NUGs, and more than offset by the higher combined net income of OPG and HOI and projected higher payments-in-lieu of taxes from the electricity sector.

         Other revenue changes since the 2006 Budget outlook include higher revenues over the medium term from other non-tax revenue sources, including reimbursements to the Province for services provided, other fees, licences and permits, and miscellaneous revenues. Other revenues in 2006-07 are boosted by $573 million in one-time revenue from the previously announced Teranet
         IPO of June 16, 2006.

Potential Risks to Provincial Revenues

         A growing economy with rising incomes, corporate profits and consumer spending generates higher revenues to pay for public services. Taxation revenues make up the largest category of Provincial revenue. Of the $91.5 billion in total revenues forecast for 2007-08, $64.3 billion, or about 70 per cent, is expected to come from taxation revenues. Three taxes within this category - Personal Income Tax, Retail Sales Tax and Corporations Tax - account for about 55 per cent of total revenues. Inherent in any multi-year forecast is uncertainty about the future, making cautious and prudent planning a critical element of managing public finances.

         This section highlights some of the key sensitivities and risks to the fiscal plan that could follow from unexpected changes in economic conditions. It should be cautioned that these estimates, while useful, are only guidelines and can vary depending on the composition and interaction of the potential risks. These selected risks are those that could potentially have the most material impact on the largest revenue sources. There is a broader range of potential additional risks that are not included because either they are not as material or are difficult to quantify. For example, Income from Government
         Enterprises, representing roughly five per cent of total revenues, could be affected by a wide range of complex and potentially inter-related economic, market, cost, regulatory and policy developments affecting the enterprises. Likewise, federal transfer payments are subject to future negotiations and legislation, with risks that are difficult to quantify.

----------------------------------------------------------------------------------------------------------------------------------
Selected Economic and Revenue Risks and Sensitivities                                                                     Table 17
----------------------------------------------------------------------------------------------------------------------------------
Item/Key Components                       2007-08 Assumption                 2007-08 Sensitivities
----------------------------------------- ---------------------------------- -----------------------------------------------------
Total Revenues
- Real GDP                                1.6 per cent growth in 2007        $670 million revenue change for each percentage
- GDP Deflator                            1.5 per cent increase in 2007      point change in real GDP growth. Can vary
                                                                             significantly, depending on composition and source
                                                                             of changes in GDP growth.

- Canadian Interest Rates                 4.1 per cent three-month           Between $70 million and $345 million revenue change
                                          treasury bill rate in 2007         in the opposite direction for each percentage point
                                                                             change in interest rates.

- U.S. Real GDP                           2.7 per cent growth in 2007        Between $205 million and $480 million revenue
                                                                             change for each percentage point change in U.S.
                                                                             real GDP growth.

- Canadian Dollar Exchange Rate           86.0 cents US in 2007              Between $25 million and $125 million revenue change
                                                                             in the opposite direction for each one cent change
                                                                             in the Canadian dollar exchange rate.
----------------------------------------- ---------------------------------- -----------------------------------------------------
Total Taxation Revenues
- Revenue Base(1)                         3.1 per cent growth in 2007-08     $565 million revenue change for each percentage
- Nominal GDP                             3.1 per cent growth in 2007        point change in nominal GDP growth. Can vary
                                                                             significantly, depending on composition and source
                                                                             of changes in GDP growth.
---------------------------------------------------------------------------- -----------------------------------------------------
Personal Income Tax Revenues
- Revenue Base                            5.4 per cent growth in 2007-08

Key Economic Assumptions
- Wages and Salaries                      3.9 per cent growth in 2007        $285 million revenue change for each percentage
                                                                             point change in wages and salaries growth.

- Employment                              1.1 per cent growth in 2007
- Unincorporated Business Income          3.8 per cent growth in 2007
---------------------------------------------------------------------------- -----------------------------------------------------
Key Revenue Assumptions
- Net Capital Gains Income                6.2 per cent increase in 2007      $10 million revenue change for each percentage
                                                                             point change in net capital gains income growth.

- RRSP Deductions                         3.9 per cent growth in 2007        $16 million revenue change in the opposite
                                                                             direction for each percentage point change in RRSP
                                                                             deductions growth.

- 2006 Tax-Year Assessments(2)            $20.6 billion                      $206 million revenue change for each percentage
                                                                             point change in 2006 Personal Income Tax
                                                                             assessments.(3)

- 2005 Tax-Year and Prior Assessments(2)  $1.1 billion                       $11 million revenue change for each percentage
                                                                             point change in 2005 and prior Personal Income Tax
                                                                             assessments.(3)
----------------------------------------------------------------------------------------------------------------------------------
Retail Sales Tax Revenues
- Revenue Base                            2.7 per cent growth in 2007-08

Includes:
- Taxable Household Spending              2.3 per cent growth in 2007-08
- Other Taxable Spending                  3.1 per cent growth in 2007-08

Key Economic Assumptions
- Retail Sales                            3.6 per cent growth in 2007
- Nominal Consumption Expenditure         3.5 per cent growth in 2007        $110 million revenue change for each percentage
                                                                             point change in nominal consumption expenditure
                                                                             growth.
----------------------------------------------------------------------------------------------------------------------------------
Corporations Tax Revenues
- Revenue Base                            1.3 per cent growth in 2007-08
- Corporate Profits                       1.1 per cent growth in 2007        $60 million revenue change for each percentage
                                                                             point change in pre-tax corporate profit growth.

- 2006-07 Tax Assessment Refunds(4)       $1.5 billion payable in 2007-08    $15 million revenue change in the opposite
                                                                             direction for each percentage point change in
                                                                             2005-06 refunds.(3)

- 2006-07 Tax Payments upon Filing        $0.8 billion receivable in         $8 million revenue change for each percentage point
                                          2007-08                            change in 2006-07 payments upon filing.(3)

- 2006-07 Tax Assessment Payments         $0.7 billion receivable in         $7 million revenue change for each percentage point
                                          2006-07 and 2007-08                change in 2006-07 assessment payments.(3)
----------------------------------------- ---------------------------------- -----------------------------------------------------
Employer Health Tax Revenues
- Revenue Base                            3.6 per cent growth in 2007-08
- Wages and Salaries                      3.9 per cent growth in 2007        $40 million revenue change for each percentage
                                                                             point change in wages and salaries growth.
---------------------------------------------------------------------------- -----------------------------------------------------
Ontario Health Premium Revenues
- Revenue Base                            3.6 per cent growth in 2007-08
- Personal Income                         3.9 per cent growth in 2007        $24 million revenue change for each percentage
                                                                             point change in personal income growth.

- 2006 Tax-Year Assessments               $2.4 billion in 2006               $24 million revenue change for each percentage
                                                                             point change in 2006 Ontario Health Premium
                                                                             Assessments.
----------------------------------------- ---------------------------------- -----------------------------------------------------
Gasoline Tax Revenues
- Revenue Base                            2.2 per cent growth in 2007-08
- Gasoline Pump Prices                    87.8 cents per litre in 2007       $6 million revenue decrease for each cent per litre
                                                                             increase in gasoline pump prices.
----------------------------------------- ---------------------------------- -----------------------------------------------------
Fuel Tax Revenues
- Revenue Base                            0.5 per cent growth in 2007-08
- Real GDP                                1.6 per cent growth in 2007        $6 million revenue change for each percentage point
                                                                             change in real GDP growth.
---------------------------------------------------------------------------- -----------------------------------------------------
Land Transfer Tax Revenues
- Revenue Base                            1.8 per cent decline in 2007-08
- Housing Resales                         2.7 per cent decline in 2007       $14 million revenue change for each percentage
                                                                             point change in both the number and prices of
                                                                             housing resales.

- Resale Prices                           3.0 per cent growth in 2007
----------------------------------------- ---------------------------------- -----------------------------------------------------
Health and Social Transfers
- Canada-wide Revenue Base                $30.1 billion in 2007-08
- Ontario Revenue Share                   37.8 per cent in 2007-08
- Ontario Population Share                38.9 per cent in 2007-08           $45 million revenue change for each tenth of a
                                                                             percentage point change in population share.

- Ontario Basic Federal PIT Share         43.4 per cent in 2007-08           $12 million revenue change in the opposite
                                                                             direction for each tenth of a percentage point
                                                                             change in Basic Federal Personal Income Tax base
                                                                             share.
----------------------------------------- ---------------------------------- -----------------------------------------------------
Other Federal Transfers
- Ontario's understanding of increases    New funding commitments made by    The status of this increase in transfers will be
to federal transfers resulting from the   the federal government include     uncertain should the federal government not secure
2007 federal Budget                       proceeds from the federal trust    the necessary legislative approvals.
                                          for clean air and climate
                                          change, Canada-Ontario Agreement
                                          equivalent amounts, and
                                          increases to the Canada Social
                                          Transfer.
----------------------------------------------------------------------------------------------------------------------------------
(1)  Revenue base is revenue excluding the impact of measures, adjustments for past Public Accounts estimate variances and other one-time factors.
(2)  Ontario 2006 Personal Income Tax (PIT) is a forecast estimate because most 2006 tax returns are yet to be assessed by the
     Canada Revenue Agency. Some tax amounts for 2005 and prior years are also yet to be assessed during 2007, and estimates of these amounts are also included in the revenue outlook.
(3)  Any change in 2006 or prior-year PIT assessments or 2006-07 Corporations Tax revenues will have an effect on 2007-08 revenues through a change in the revenue base upon which this year's growth is applied.
(4)  Corporations Tax revenues for 2006-07 are still subject to uncertainty because a high proportion of corporations have until
     June 30, 2007 to file their 2006 tax returns and much of the activity that arises from that (refunds, assessment payments)
     will occur during the latter half of 2007.
----------------------------------------------------------------------------------------------------------------------------------

Section E: Ontario's Fiscal Outlook

Medium-Term Fiscal Outlook

         The government is committed to continuing the prudent and disciplined approach to fiscal planning that is projected to achieve a second consecutive surplus of $0.3 billion in 2006-07. The Province's medium-term fiscal outlook, which includes reserves of $0.8 billion in 2007-08, $1.0 billion in 2008-09 and $1.3 billion in 2009-10, projects a small deficit of $0.4 billion in 2007-08, and surpluses of $0.3 billion in 2008-09 and $0.4 billion in 2009-10. The Province is on track to post a surplus of $0.4 billion in 2007-08 if the reserve is not required. This considerable improvement in the Province's fiscal position means that, if the reserve is not required in 2007-08, the Province is on track to post five consecutive surpluses between 2005-06 and 2009-10.

         The following table provides details of the Province's fiscal outlook for the fiscal years 2006-07 to 2009-10. Further details are included in Section G: Details of Ontario's Finances.

         -------------------------------------------------------------------------------------------------------------------
         Medium-Term Fiscal Plan and Outlook                                                                        Table 18
         ($ Billions)
         -------------------------------------------------------------------------------------------------------------------
                                                                   Interim            Plan              Outlook
                                                                                            --------------------------------
                                                                   2006-07         2007-08          2008-09         2009-10
                                                            --------------- --------------- ---------------- ---------------
         Total Revenue                                                89.1            91.5             94.7            97.8
         Expense
         Programs
           Health Sector                                              36.1            37.9             39.8            41.5
           Education Sector(1)                                        11.7            12.4             12.8            12.9
           Postsecondary Education and Training Sector                 5.4             5.9              6.0             6.1
           Children's and Social Services Sector                      10.5            10.9             11.2            11.3
           Justice Sector                                              3.3             3.3              3.4             3.4
           Other Programs                                             12.9            11.6             11.2            11.6
                                                            --------------- --------------- ---------------- ---------------
           Total Programs                                             80.0            82.0             84.2            86.8
         Interest on Debt                                              8.8             9.1              9.2             9.4
                                                            --------------- --------------- ---------------- ---------------
         Total Expense                                                88.8            91.2             93.4            96.2
                                                            --------------- --------------- ---------------- ---------------
         Surplus/(Deficit) Before Reserve                              0.3             0.4              1.3             1.6
         Reserve                                                         -             0.8              1.0             1.3
                                                            --------------- --------------- ---------------- ---------------
         Surplus/(Deficit)                                             0.3           (0.4)              0.3             0.4
         -------------------------------------------------------------------------------------------------------------------
         (1)  Education sector excludes Teachers' Pension Plan (TPP). Including TPP, total education sector expense is projected at $12.1 billion in 2006-07, $12.8 billion in 2007-08, $12.8 billion in 2008-09 and $12.6 billion in 2009-10.
         Note: Numbers may not add due to rounding.
         -------------------------------------------------------------------------------------------------------------------

         Key Elements of Ontario's Medium-Term Fiscal Plan

         The Fiscal Transparency and Accountability Act, 2004 sets out a number of criteria that the Province's fiscal plan must meet. These criteria ensure the highest level of transparency and accountability in fiscal planning and reporting.

         The act requires the Ontario Government to plan for balanced budgets. The key elements of the government's fiscal plan that will ensure the achievement of ongoing balanced budgets include:

         •  making disciplined decisions that hold the average annual rate of growth in total spending to less than the average annual rate of growth in total revenue

         •  promoting a strong economy by investing in Ontario's infrastructure, health care, education, and postsecondary education and training

         •  promoting principled and sustainable federal-provincial fiscal arrangements

         •  maintaining a prudent debt-to-GDP ratio

         •  maintaining a cautious and prudent fiscal plan, including an annual reserve.

Medium-Term Expense Outlook

         The medium-term expense outlook reflects the new investments announced in this Budget, as well as those made in the last three budgets, mainly in priority areas such as health, education, postsecondary education and training, infrastructure, and programs for the vulnerable.

         The medium-term expense outlook continues to maintain the government's commitment to align growth in expense with revenue growth. Over the medium term, total expense will rise from $91.2 billion in 2007-08 to $96.2 billion in 2009-10 - an increase of $5.0 billion. Annual growth in total expense is expected to average 2.7 per cent over the medium term, which is less than the 3.4 per cent average annual growth in revenue forecast over this period.

         Details of Expense Outlook

         •  Total health sector spending will grow by $1.8 billion, or 5.0 per cent, to $37.9 billion in 2007-08. Between 2006-07 and
            2009-10, health sector spending will increase by a total of $5.4 billion, with growth in hospital net expense accounting for $2.4 billion of the total.

         •  Total education sector spending, including the net expense of the Province's school boards, will grow by $0.7 billion, or
            5.9 per cent, to $12.4 billion in 2007-08, rising to $12.9 billion in 2009-10, primarily due to increased provincial grants to school boards for continued improvements in student achievement.

         •  Total postsecondary education and training sector spending, including the net expense of the Province's 24 colleges of applied arts and technology, will grow by $0.4 billion or 7.9 per cent to $5.9 billion in 2007-08, increasing to
            $6.1 billion in 2009-10. The growth in 2007-08 is primarily due to the transfer of federal programs to the Province under the Labour Market Development Agreement and additional funding for colleges.

         •  Children's and Social Services sector funding will grow by $0.4 billion in 2007-08 and by $0.3 billion in 2008-09. This increased support to Ontario's most vulnerable citizens includes the additional cost of the new Ontario Child Benefit, enhanced funding for the Best Start program, increased funding for children with autism and their families as well as for adults with developmental disabilities and their families, a further two per cent increase in social assistance benefits, and additional funding for facility renewal.

         •  Justice sector spending will grow by 1.2 per cent to $3.3 billion in 2007-08, by 1.3 per cent to $3.4 billion in 2008-09 and by a further 2.0 per cent to $3.4 billion in 2009-10. This level of spending represents a $0.1 billion increase in
            2008-09 compared to what was provided in the 2006 Budget.

         •  Other Programs spending will fall by $1.3 billion in 2007-08 to $11.6 billion and stay roughly at that level through
            2009-10, reflecting the impact of the one-time investments in 2006-07 such as those related to the net proceeds of the Teranet IPO and the 2006 federal trusts.

         •  Interest on debt expense is forecast to grow by $0.3 billion between 2007-08 and 2009-10, reflecting the government's fiscal targets and interest rates that are forecast to increase from historically low levels. In 2007-08, interest on debt costs will amount to about 10 per cent of total Provincial revenue and will remain there over the medium term. This represents an improvement over 2003-04, when interest on debt expense represented 14 per cent of total Provincial revenue.

         Risks to Expense Outlook

         Making disciplined decisions aimed at controlling the rate of growth in the Province's medium-term expense plan is a key element of the Province's fiscal plan. However, a number of expense risks and cost drivers could affect the Province's ability to achieve its fiscal targets over the medium term.

         Key cost drivers within the Province's expense outlook are demand-driven programs and services that arise from changes in the economic outlook or utilization rates. These pressures are especially evident in the health and social services sectors.
         For example, a one per cent increase in both Ontario Works and Ontario Disability Support Program caseloads would cost the
         Province an additional $42 million a year.

         Given the size of the health sector, demand for health services can present a significant risk to the fiscal plan. Between
         2003-04 and 2006-07, Ontario's total health spending increased at an average annual rate of 7.1 per cent. By contrast,
         Ontario's nominal GDP growth averaged 3.9 per cent annually, and total revenue growth averaged 9.2 per cent annually during this period. In 2007-08, the government is planning to invest an additional $1.8 billion in Ontario's health sector for a total of $37.9 billion, representing an annual increase of 5.0 per cent over 2006-07, much higher than the 2.6 per cent growth projected for total Provincial revenue. With this increase, total health spending will amount to 46 per cent of total
         Provincial program expense in 2007-08.

         Perpetual growth in health spending at a rate that exceeds growth in revenue may, over time, reduce funding available for other programs, services and investments, ultimately threatening the long-term economic growth potential of the province.
         This Budget provides additional targeted investments in the health sector, to support a strategy to lower the rate of growth in health spending over the medium term. In particular, the government is making investments to put the hospital sector on a sustainable financial footing, empowering Local Health Integration Networks, expanding the use of e-health technology and ensuring value for money in the drug system.

         To protect the fiscal plan against these types of risks, prudence is built into the plan. The degree of fiscal prudence, currently contained in the medium-term plan, is discussed later in this section.

Potential Risks and Cost Drivers

         As required by the Fiscal Transparency and Accountability Act, 2004, the following highlights some of the key sensitivities and risks to the fiscal plan that could follow from unexpected changes in economic conditions and program demands. It should be cautioned that these sensitivities and risks are only guidelines and can vary, depending on the nature and composition of potential risks.

         Expense Risks and Sensitivities

         Many programs delivered by the Province are subject to potential risks and cost drivers, such as utilization growth or enrollment and caseload changes. The following sensitivities are guidelines only, and are based on averages for program areas that could change depending on the nature and composition of the potential risk.

-----------------------------------------------------------------------------------------------------------------------------
Selected Expense Risks and Sensitivities                                                                             Table 19
-----------------------------------------------------------------------------------------------------------------------------
Program/Sector                    2007-08 Assumption                       2007-08 Sensitivities
-----------------------------------------------------------------------------------------------------------------------------
Health Sector                     Annual growth of 5.0 per cent.           One per cent change in health spending:
                                                                           $379 million.

Hospitals Net Expense             Annual growth of 5.0 per cent.           One per cent change in hospital net expense:
                                                                           $175 million.

Drug Programs                     Annual growth of 9.0 per cent.           One per cent change in utilization of all drug
                                                                           programs: $39 million (seniors and social
                                                                           assistance recipients).

Long-Term Care Homes              75,500 long-term care home beds.         One per cent change in number of beds:
                                  Annual average Provincial operating      approximately $28 million.
                                  cost per bed, after resident co-payment
                                  revenue, in a long-term care home is
                                  $38,000.

Home Care                         Over 17 million hours of homemaking and  One per cent change in hours of homemaking and support services; 9 million nursing and  support services: $4 million. One per cent
                                  professional visits.                     change in nursing and professional visits: $6
                                                                           million.
-----------------------------------------------------------------------------------------------------------------------------
Elementary and Secondary          Almost 2 million average daily pupil     One per cent enrolment increase: $160 million
Schools(1)                        enrolment.                               school boards' net expense.

University Students(1)            322,000 full-time undergraduate and      One per cent enrolment change: $28 million of
                                  graduate students.                       net expense.

Ontario Works(1)                  199,000 average annual caseload.         One per cent caseload change: $17 million.

Ontario Disability Support        212,000 average annual caseload.         One per cent caseload change: $25 million.
Program(1)

College Students                  151,000 full-time students.              One per cent enrolment change: $7 million.

Interest on Debt                  Average cost of 2007-08 borrowing is     The 2007-08 impact of a 100 basis-point change
                                  forecast to be approximately             in borrowing rates is forecast to be
                                  4.9 per cent.                            approximately $250 million.

Correctional System               3.0 million adult inmate days per year.  One per cent change in inmate days: $5 million.
                                  Average cost $160 per inmate per day.
-----------------------------------------------------------------------------------------------------------------------------
(1)  Based on 2006-07.
-----------------------------------------------------------------------------------------------------------------------------

         Compensation Costs

         Compensation costs and wage settlements are key cost drivers and have a substantial impact on the finances of both the broader public-sector partners and the Province.

-----------------------------------------------------------------------------------------------------------------------------
Selected Compensation Costs                                                                                          Table 20
-----------------------------------------------------------------------------------------------------------------------------
Sector                                Cost of 1% Salary Increase           Size of Sector
-----------------------------------------------------------------------------------------------------------------------------
OHIP Payments to Physicians           $82 million                          Almost 22,000 physicians in Ontario, comprising
                                                                           10,900 family doctors and 11,000 specialists.

Hospital Nurses(1)                    $45 million                          Over 54,000 full-time equivalent (FTE) nurses in
                                                                           hospitals.

Elementary and Secondary School       $140 million                         Over 195,000 staff including teachers,
Staff(2)                                                                   principals, administrators, and support and
                                                                           maintenance staff.

College Staff(3)                      $12 million                          About 35,000 staff including faculty,
                                                                           administrators, and support and maintenance
                                                                           staff.

Ontario Public Service(4)             $52 million                          Over 64,000 public servants.
-----------------------------------------------------------------------------------------------------------------------------
(1)  Based on 2006-07.
(2)  One per cent increase in salary benchmarks in Grants for Student Needs based on 2006-07 school year.
(3)  Based on 2005-06.
(4)  Based on 2005-06, reflects total compensation costs.
-----------------------------------------------------------------------------------------------------------------------------

Reserve

         In addition to applying a disciplined approach to fiscal planning while making strategic investments in key priority areas, the government's medium-term fiscal plan includes prudence in recognition of the risks that could materialize due to unanticipated changes in Ontario's economic outlook or in Provincial revenue and expense.

         The government's medium-term fiscal plan includes reserves of $0.8 billion in 2007-08, $1.0 billion in 2008-09 and $1.3 billion in 2009-10. The purpose of the reserve is to protect the government's overall fiscal objectives and ensure the achievement of the fiscal targets outlined in this Budget. The 2008-09 and 2009-10 reserves are higher than the $0.8 billion reserve included in 2007-08 to better reflect the risks and uncertain nature of medium-term revenue and expense projections.

Maintaining a Prudent Debt-to-GDP Ratio

[Chart 19: Projected Debt-to-GDP Ratio]

         A key component of the government's medium-term fiscal plan is the commitment to maintain a prudent level of Provincial debt relative to the size of Ontario's economy as measured by nominal GDP. Ongoing debt accumulation can significantly limit the extent to which vital public services can be funded, as increasing debt charges crowd out funds available for spending on government priorities. Responsible fiscal management, therefore, needs to be long term to ensure that future generations are not faced with the erosion of key programs and services because of high deficits today.

         Consistent with the Fiscal Transparency and Accountability Act, 2004, Provincial debt is defined as accumulated deficit, which is the sum of all past Provincial surpluses and deficits. The expansion of the Province's financial reporting to include hospitals, school boards and colleges also means that, beginning in 2005-06, the surpluses or deficits of these organizations are now reflected in the Province's debt-to-GDP ratio.

         In line with the improvements in the medium-term fiscal outlook, the Province's debt-to-GDP ratio is projected to improve from 25.2 per cent in 2003-04 to 17.4 per cent by 2009-10.

Key Changes Since the 2006 Ontario Budget

         Table 21 provides an overview of key changes to the Province's medium-term fiscal outlook since the release of the 2006
         Budget.

-------------------------------------------------------------------------------------------------------------------
Impact of Key Changes on Medium-Term Fiscal Targets                                                        Table 21
($ Billions)
-------------------------------------------------------------------------------------------------------------------
                                                                     Interim               Plan             Outlook
                                                                     2006-07            2007-08             2008-09
                                                           ----------------- ------------------ -------------------
Surplus/(Deficit) as per 2006 Budget                                    (2.4)              (1.5)                0.0

Total Revenue Changes Since 2006 Budget                                  3.4                1.2                0.7
Key Expense Changes Since 2006 Budget:
  Transit and Roads                                                      0.8                  -                  -
  Additional Health Sector Investments                                   0.6                0.5                0.8
  Increased Spending on Children's and Social Services                   0.2                0.5                0.6
  Increased Education Funding                                            0.1                0.3                0.4
  Support for Municipalities and  Housing                                0.2                0.1                0.1
  Funding to Municipalities (OMPF)                                       0.0                0.1                0.1
  Enhanced Support for Agriculture, Rural and Resources                  0.3                0.1                0.1
  Sector
  Justice Sector Funding                                                 0.1                0.2                0.1
  Interest on Debt Savings                                              (0.6)              (0.5)              (0.7)
  Other Expense Changes                                                  0.1               (0.3)              (0.6)
                                                            ----------------- ------------------ ------------------
Total Expense Changes(1)                                                 1.8                0.9                0.9
Change in Reserve                                                       (1.0)              (0.8)              (0.5)
                                                            ----------------- ------------------ ------------------
Total Changes Since 2006 Budget                                          2.7                1.1                0.3
                                                            ----------------- ------------------ ------------------
2007 Budget Surplus/(Deficit)                                            0.3              (0.4)                0.3
Reserve                                                                    -                0.8                1.0
                                                            ----------------- ------------------ ------------------
2007 Budget Surplus/(Deficit) Before Reserve                             0.3                0.4                1.3
-------------------------------------------------------------------------------------------------------------------
(1)  Excludes the impact of adjustments made in the 2007 Budget to reflect transfers from various ministries to school boards, hospitals and colleges.
Note:  Numbers may not add due to rounding.
Source:  Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------

         While the 2006 Budget outlined a medium-term fiscal plan to balance the budget by 2008-09, or one year earlier if the reserve was not required in 2007-08, this Budget reports that the government is projecting that the Province is now on track to post five consecutive surpluses between 2005-06 to 2009-10 if the reserve is not required in 2007-08.

         The medium-term forecast for total revenues has increased since the 2006 Budget largely due to higher-than-projected federal transfers and a higher-than-projected 2006-07 taxation revenue base upon which forecast growth is applied. Additional details on changes to medium-term revenue forecast are found in Section D: Ontario's Revenue Outlook.

         The following are key changes to the medium-term expense outlook since the 2006 Budget:

         •  Transit and Roads: In 2006-07, Ontario will invest $277 million for transit infrastructure, distributed to municipalities on the basis of transit ridership; Ontario will also provide $75 million to municipalities, also to be distributed on the basis of transit ridership, for public transit capital; $150 million for the contribution to the City of Toronto to help fund the replacement and refurbishment of Toronto Transit Commission (TTC) vehicles; and an additional $197 million to meet commitments to improve and expand the TTC system.

         •  Health Sector:  Total health sector spending will be $0.6 billion higher in 2006-07, $0.5 billion higher in 2007-08 and $0.8 billion higher in 2008-09, compared to what was projected at the time of the 2006 Budget. This additional spending will be invested in key programs, such as the Emergency Department Action Plan, Wait Time Strategy, long-term care homes, the Ontario Health Insurance Plan and support for community care.

         •  Children's and Social Services: Spending in the children's and social services sector will increase by $0.2 billion in
            2006-07, $0.5 billion in 2007-08 and $0.6 billion in 2008-09. This increased support to Ontario's most vulnerable citizens includes the additional cost of the new Ontario Child Benefit, enhanced funding for the Best Start program, increased funding for children with autism and their families as well as for adults with developmental disabilities and their families, a further two per cent increase in social assistance benefits, and additional funding for facility renewal.

         •  Education sector spending will be $0.1 billion higher in 2006-07, $0.3 billion higher in 2007-08 and $0.4 billion higher in
            2008-09 compared to what was projected at the time of the 2006 Budget, mainly because of additional funding to school boards to support higher student achievement.

         •  Support for Municipalities and Housing: The government will provide $0.2 billion in 2006-07 and $0.1 billion in additional funding in 2007-08 and 2008-09 for new initiatives for affordable and off-reserve aboriginal housing as part of the distribution of federal housing trusts and other supports to municipalities.

         •  Ontario Municipal Partnership Fund (OMPF) payments are $0.1 billion higher in 2007-08 compared to what was projected at the time of the 2006 Budget. This increase relates to increased social program costs, and enhanced OMPF support to municipalities announced in December 2006. This Budget also includes adjustments to ensure OMPF assistance remains responsive to changes in municipal social program costs. As a result, municipalities will receive $843 million through the OMPF in 2007 - this is an $80 million, or 10 per cent, increase over the support announced in March 2006.

         •  Support for Agriculture, Rural and Resources Sector is $0.3 billion higher in 2006-07 compared to the 2006 Budget projection mainly to account for increased assistance to farmers to match the Canadian Agricultural Income Stabilization
            Inventory Transition initiative announced in the 2006 federal budget, as well as support to rural communities for infrastructure projects.

         •  Justice Sector funding will be $0.1 billion higher in 2006-07, $0.2 billion higher in 2007-08 and $0.1 billion higher in
            2008-09, compared to what was projected at the time of the 2006 Budget, primarily for courts, legal aid and correctional facilities.

         •  Other expense changes, which amount to an increase of $0.1 billion in 2006-07, and decreases of $0.3 billion in 2007-08 and
            $0.6 billion by 2008-09, are mainly due to lower power purchase expense compared to what was projected at the time of the 2006 Budget, as well as lower pension expenses primarily due to lower-than-projected current period costs.

         •  Interest on debt expense has decreased by $0.6 billion in 2006-07, $0.5 billion in 2007-08 and $0.7 billion in 2008-09, mainly reflecting the impact of lower interest on debt costs than were forecast at the time of the 2006 Budget.

         •  The $1.0 billion reserve was not required in 2006-07. The size of the reserve is lower in each year of the medium term compared to the fiscal plan outlined in the 2006 Budget, reflecting the fact that the Province's finances have returned to a more sustainable basis compared to 2003-04 and based on the fact that the government has not needed to draw extensively on the reserve over the past 10 years.

Section F: Accountability, Transparency and Financial Management

         The government is committed to enhancing transparency, accountability and financial management in the public sector. It has already taken a number of important steps to this end and is further strengthening accountability for the spending of taxpayer dollars.

Enhancing Transparency in Financial Reporting

         Shortly after taking office, the government introduced the Fiscal Transparency and Accountability Act (FTAA), which became law in December 2004.

     ---------------------------------------------------------------------------------------------------------------------
     Fiscal Transparency and Accountability Act, 2004
     Under FTAA, the Province is now required to release:

     •  a detailed three-year fiscal plan that specifies the assumptions underlying the economic forecasts
     •  a mid-year report on the fiscal plan that includes a tax expenditure report, showing the estimated costs of expenditures made through the tax system
     •  a pre-election report, to be reviewed by the Auditor General
     •  a long-term economic outlook
     •  quarterly finance updates on, or before, the 15th of August and February for the respective quarters
     •  Ontario Economic Accounts within 45 days after the National Accounts are published.

     Under FTAA, the Province is also required to:

     •  establish an advisory body, the Ontario Economic Forecast Council, which it did in 2006, to advise the Minister on macroeconomic forecasts and assumptions used in preparing the Budget and other key economic and fiscal reports
     •  publish details in the mid-year review of how the public can participate in the Minister's pre-budget consultations.
     ---------------------------------------------------------------------------------------------------------------------

         The government also took major steps towards improving the timeliness of the Province's financial reporting by advancing the dates of its Budgets and Annual Reports. The 2006 and 2007 Budgets have been tabled in advance of the start of the
         Province's fiscal year. The earlier budgets give transfer payment partners more timely information to better plan their delivery of services to the public. The government also advanced the date of tabling its 2005-06 Annual Report and
         Consolidated Financial Statements compared to prior years and plans to maintain this schedule for its 2006-07 Annual Report and Consolidated Financial Statements. By providing more comprehensive and timely financial reporting, the government is demonstrating its commitment to improved transparency in government financial reporting.

Strengthening Accountability to the Public

         Every year, the Minister of Finance has appeared before the all-party Standing Committee on Finance and Economic Affairs, where members of the legislature can ask questions about the Province's fiscal position. The Minister also conducts his own province-wide pre-budget consultations. Between November 2006 and January 2007, the Minister met 928 stakeholders in 14 communities throughout Ontario.

         Recognizing that the public wants governments to be held accountable for the effective management of tax dollars, the
         Province has introduced new initiatives that will strengthen public accountability.

         Pre-Election Report

         As required by FTAA, the government will issue its first Pre-Election Report in April 2007.
         The Pre-Election Report will help Ontario's citizens better understand the Province's finances before the upcoming provincial election. The Report will be reviewed by the Auditor General of Ontario, and the results of the review are expected to be reported by June 2007.

         Amendments to the Election Act and Election Finances Act

         The Election Act was amended so that, starting in 2007, provincial general elections will normally be held on the first
         Thursday in October every four years. By establishing fixed dates for general elections, the government has enhanced openness and transparency in the elections process. The government will propose amendments to the Election Act to reflect the change in the date of the general election to Wednesday, October 10, 2007. This change, as permitted by the Election
         Act, was ordered by the Lieutenant Governor in Council upon the recommendation of the Chief Election Officer. In addition to some technical amendments to the Election Finances Act and the Legislative Assembly Act, the government will propose amendments to lower the threshold requirements for registration as a political party under the act and ensure the integrity of the party registration and political finance system is maintained.

         Interim Appropriations Act

         In this new era of fixed election dates, and continuing to build on the transparency and accountability that has been entrenched since 2003, this government intends to introduce legislation that, if enacted, would give the government legal spending authority from the beginning of the fiscal year, through the period of the general election. This system would be consistent with other jurisdictions and would allow the legislature to approve government spending - a more transparent method than used in previous election years.

         Amendment to the French Language Services Act

         The government is committed to delivering quality French language services to Ontario's francophone community. This Budget proposes legislative amendments to the French Language Services Act to establish the Office of the Commissioner of French
         Language Services as an agency of government. The Commissioner will act as a liaison between government and the francophone community in the delivery of French language services as set out in the act.

Improving Accountability of the Broader Public Sector

         The government provides broader public-sector (BPS) organizations throughout the province with over $40 billion in transfer payments to deliver services to the public. Given the magnitude of the dollars entrusted to these organizations, the government has taken steps to improve their accountability for spending taxpayer dollars wisely by amending the Auditor
         General Act and expanding the government's financial reporting to include major BPS expenses.

         Amendment to the Auditor General Act

         The Auditor General Act was amended in 2004 to expand the Auditor General's authority to perform value-for-money audits of institutions in the BPS as well as Crown-controlled corporations and their subsidiaries. The Auditor General can now review the operations of these BPS organizations to help ensure that taxpayers are getting value for money.

         Consolidation of Hospitals, School Boards and Colleges

         Starting with the 2006 Budget, and the 2005-06 Public Accounts, the government expanded the scope of the Province's financial reporting to include the financial results of three important public-sector partners:  hospitals, school boards, and colleges of applied arts and technology. The inclusion of these broader public sectors in the government's financial reports improves transparency in government financial reporting and enhances the accountability of these sectors for managing their expenditure of taxpayer dollars.

Strengthening Financial Management in the Ontario Public Service

         The government is also strengthening financial management in the public service. An increased focus on strong financial management processes will boost the government's ability to deliver value to Ontario's taxpayers.

         As part of its initiatives, the government created the Treasury Board Office and restructured the Office of the Provincial
         Controller. The new Treasury Board Office will provide enterprise-wide leadership in fiscal and financial planning, while collaborating with ministries and agencies to support sound, timely decisions and delivery of the government's priorities.
         The Office of the Provincial Controller will play a key role in strengthening financial management practices in the public service and ensuring the necessary financial systems, processes and controls are in place and operating efficiently and effectively.

         Substantial system enhancements have already been made to support more effective financial management and reporting. The quality of the government's external financial reports has been enhanced by the implementation of a common integrated financial information system (IFIS) throughout the public service. This system is being enhanced to improve financial management reporting and accounting for provincial assets, revenues and BPS expenditures.

         The government is also making significant strides to promote efficiency and effectiveness in supply chain management for
         Ontario's BPS through OntarioBuys. Additional details are provided in Chapter I, Section H: Expanding Opportunities through a Modern and Efficient Government.

         As well, the government continues to improve its accounting and financial reporting practices. In recent years, the Public
         Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA) has introduced a number of fundamental changes in government accounting standards. These changes have resulted in the expanded consolidation of BPS organizations and the amortization of tangible capital assets. The net expenses of these BPS organizations are now included in the Province's financial statements on a bottom-line accountability basis. The government is consulting with PSAB to ensure that this "one-line" basis of reporting can be maintained in the future to support the improved transparency of these sectors for reporting their net expenses.

         The PSAB is considering a number of other significant changes to government financial reporting, which include accounting for government transfers, financial instruments and foreign exchange. As with any potential change, it is important to consider their possible impact on the transparency and quality of government financial reporting, as well as on the fiscal planning and policy decision-making processes. The government will continue to work with PSAB and other stakeholder groups to ensure that accounting standards established for governments in Canada serve the best interests of Ontario's taxpayers.

         Finally, the Office of the Provincial Controller has worked with other provincial, territorial and federal government controllers to establish the Canadian Council of Comptrollers (CCC). This recently established council allows government controllers to work together on common issues and concerns. It also facilitates the sharing of best practices in government financial management and the exchange of information and experience among all the controllers of senior governments across
         Canada.

Section G: Details of Ontario's Finances

         As outlined in this chapter, the Province has succeeded in eliminating the inherited structural deficit and, if the reserve is not required in 2007-08, is projecting five consecutive surpluses between 2005-06 and 2009-10.

         This section provides information on Ontario's historical fiscal performance, key fiscal indicators, as well as details on the Province's medium-term fiscal plan and outlook:

         •  Fiscal Tables and Graphs

         •  Support from Gaming for Health Care, the Ontario Trillium Foundation and Communities

         •  Contingent Liabilities.

Fiscal Tables and Graphs

-----------------------------------------------------------------------------------------------------------------------------
Medium-Term Fiscal Plan and Outlook                                                                                  Table 22
($ Billions)
-----------------------------------------------------------------------------------------------------------------------------
                                                                    Interim            Plan             Outlook
                                                                                                 ----------------------------
                                                                    2006-07         2007-08          2008-09         2009-10
                                                           ------------------------------------------------------------------
Revenue                                                                89.1            91.5             94.7            97.8
Expense
  Programs                                                             80.0            82.0             84.2            86.8
  Interest on Debt                                                      8.8             9.1              9.2             9.4
                                                           ------------------------------------------------------------------
Total Expense                                                          88.8            91.2             93.4            96.2
                                                           ------------------------------------------------------------------
Surplus/(Deficit) Before Reserve                                        0.3             0.4              1.3             1.6
Reserve                                                                   -             0.8              1.0             1.3
                                                           ------------------------------------------------------------------
Surplus/(Deficit)                                                       0.3           (0.4)              0.3             0.4
-----------------------------------------------------------------------------------------------------------------------------
Investment in Capital Assets                                            2.6             3.3              3.5             4.0
-----------------------------------------------------------------------------------------------------------------------------
Net Debt(1)                                                           143.0           145.3            147.0           149.2
Accumulated Deficit(1)                                                108.8           109.2            108.9           108.6
-----------------------------------------------------------------------------------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                         553.2           570.3            597.2           625.2
Net Debt as a per cent of GDP                                          25.9            25.5             24.6            23.9
Accumulated Deficit as a per cent of GDP                               19.7            19.2             18.2            17.4
-----------------------------------------------------------------------------------------------------------------------------
(1)  Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the Surplus/Deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the Surplus/Deficit.
Note: Numbers may not add due to rounding.
-----------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
2007-08 Fiscal Outlook                                                                                             Table 23
($ Millions)
---------------------------------------------------------------------------------------------------------------------------
                                                                 Interim             Plan              Change
                                                                                             ------------------------------
                                                                 2006-07          2007-08      $ Millions         Per Cent
                                                         ------------------------------------------------------------------
Revenue                                                           89,143           91,503           2,360              2.6
Expense
  Programs                                                        79,992           82,030           2,038              2.5
  Interest on Debt                                                 8,841            9,123             282              3.2
                                                         -------------------------------------------------
Total Expense                                                     88,833           91,153           2,320              2.6
                                                         -------------------------------------------------
Surplus/(Deficit) Before Reserve                                     310              350              40             12.9
Reserve                                                                -              750             750
                                                         -------------------------------------------------
Surplus/(Deficit)                                                    310             (400)           (710)
---------------------------------------------------------------------------------------------------------------------------
Investment in Capital Assets                                       2,609            3,334             725             27.8
---------------------------------------------------------------------------------------------------------------------------
Net Debt(1)                                                      143,025          145,314           2,289              1.6
Accumulated Deficit(1)                                           108,845          109,245             400              0.4
---------------------------------------------------------------------------------------------------------------------------
(1)  Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the Surplus/Deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the
     Accumulated Deficit is equal to the Surplus/Deficit.
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Revenue                                                                                                           Table 24
($ Millions)
--------------------------------------------------------------------------------------------------------------------------
                                                                                            Actual    Interim        Plan
                                                                   2003-04     2004-05     2005-06    2006-07     2007-08
                                                               -----------------------------------------------------------
Taxation Revenue
Personal Income Tax                                                 18,301      19,320      21,041     23,285      23,285
Retail Sales Tax                                                    14,258      14,855      15,554     16,194      16,682
Corporations Tax                                                     6,658       9,883       9,984     10,476      10,605
Employer Health Tax                                                  3,753       3,886       4,197      4,376       4,550
Ontario Health Premium                                                   -       1,737       2,350      2,589       2,638
Gasoline Tax                                                         2,264       2,277       2,281      2,303       2,401
Fuel Tax                                                               681         727         729        735         741
Tobacco Tax                                                          1,350       1,453       1,379      1,268       1,217
Land Transfer Tax                                                      909       1,043       1,159      1,203       1,187
Electricity Payments-In-Lieu of Taxes                                  627         511         951        706         706
Other Taxes                                                            347         283         292        355         307
                                                               -----------------------------------------------------------
                                                                    49,148      55,975      59,917     63,490      64,319
--------------------------------------------------------------------------------------------------------------------------
Government of Canada
Canada Health and Social Transfer (CHST)                             7,345           -           -          -           -
Canada Health Transfer (CHT)                                             -       5,640       7,148      7,732       8,104
Canada Social Transfer (CST)(1)                                          -       2,912       3,324      3,499       3,740
CHST Supplements                                                       577         775         584          -           -
Social Housing                                                         528         522         520        530         528
Infrastructure Programs                                                150         209         285        201         161
Wait Times Reduction Fund                                                -         242         243        467         468
Medical Equipment Funds                                                192         387         194          -           -
Other Government of Canada                                           1,101       1,195         953      1,749       3,105
                                                               -----------------------------------------------------------
                                                                     9,893      11,882      13,251     14,178      16,106
--------------------------------------------------------------------------------------------------------------------------
Income from Investment in Government Business Enterprises
Ontario Lottery and Gaming Corporation                               2,106       1,992       2,027      1,827       1,801
Liquor Control Board of Ontario                                      1,045       1,147       1,197      1,290       1,343
Ontario Power Generation Inc. and Hydro One Inc.                      (17)         444       1,107        873         840
Other Government Enterprises                                          (64)         (5)        (23)        (2)           2
                                                               -----------------------------------------------------------
                                                                     3,070       3,578       4,308      3,988       3,986
--------------------------------------------------------------------------------------------------------------------------
Other Non-Tax Revenue
Reimbursements                                                       1,206       1,241       1,295      1,419       1,491
Electricity Debt Retirement Charge                                   1,000         997       1,021      1,000       1,013
Vehicle and Driver Registration Fees                                   985         976         763      1,021       1,032
Power Sales                                                            510         610         779        807         831
Other Fees and Licences                                                594         506         550        565         583
Liquor Licence Revenue                                                 488         489         516        458         455
Net Reduction of Power Purchase Contract Liability                     104         236         396        412         398
Sales and Rentals                                                      532         352         465        991         429
Royalties                                                              248         278         191        222         217
Miscellaneous Other Non-Tax Revenue                                    622         721         773        592         643
                                                               -----------------------------------------------------------
                                                                     6,289       6,406       6,749      7,487       7,092
                                                               -----------------------------------------------------------
Total Revenue                                                       68,400      77,841      84,225     89,143      91,503
--------------------------------------------------------------------------------------------------------------------------
(1)  Includes 2005 federal budget additional Early Learning and Child Care revenues of $272 million in 2005-06 and
     $254 million in 2006-07.
--------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
Total Expense                                                                                                       Table 25
($ Millions)
----------------------------------------------------------------------------------------------------------------------------
Ministry Expense                                                 2003-04      2004-05    Actual(1)   Interim(2)        Plan
                                                                                           2005-06      2006-07     2007-08
                                                            ----------------------------------------------------------------
Aboriginal Affairs Secretariat                                        15           21           50           24          28
Agriculture, Food and Rural Affairs                                  843          799          865          809         876
Attorney General                                                   1,231        1,209        1,287        1,379       1,387
Board of Internal Economy                                            196          145          150          168         245
Children and Youth Services(3)                                     2,595        2,786        3,267        3,284       3,574
Citizenship and Immigration(3)                                        55           64           92          118          86
Community and Social Services(3)                                   5,976        6,365        6,718        7,238       7,341
Community Safety and Correctional Services(3)                      1,701        1,739        1,750        1,895       1,927
Culture                                                              327          344          475          400         350
Democratic Renewal Secretariat                                         -            2            2            9           8
Economic Development and Trade                                        78           68          176          268         327
Education                                                            352          368          440          445         437
  School Boards Net Expense                                        9,423       10,274       10,886       11,290      11,989
Energy                                                               169          194          207          247         290
Environment                                                          265          307          274          312         325
Executive Offices                                                     24           19           19           19          18
Finance(3)                                                           696          544          583          612         464
  Ontario Municipal Partnership Fund/Community Reinvestment          651          626          714          758         917
Fund
Francophone Affairs, Office of                                         3            3            4            4           4
Government Services                                                  467          898          625          817         818
Health and Long-Term Care(4)                                      16,233       17,573       17,841       19,033      20,043
  Hospitals Net Expense(4)                                        12,946       13,877       14,816       16,674      17,509
Health Promotion(3)                                                  202          236          290          396         373
Intergovernmental Affairs                                              6           13           10           12           9
Labour                                                               117          129          141          150         161
Municipal Affairs and Housing                                        635          772          926          837         760
Natural Resources                                                    627          563          628          762         726
Northern Development and Mines                                       189          320          337          322         356
Public Infrastructure Renewal(5)                                    (35)           41          107          403         138
Research and Innovation(3)                                           161          238          332          318         325
Revenue                                                              533          523          442          551         578
Small Business and Entrepreneurship                                   11           16           26           25          26
Tourism                                                              212          167          210          191         195
Training, Colleges and Universities(3)                             2,811        3,293        3,504        4,095       4,402
  Colleges Net Expense                                             1,090        1,289        1,185        1,331       1,453
Transportation                                                     1,816        1,831        2,188        2,753       1,977
Other Expense
Capital Contingency Fund                                               -            -            -            -         175
Community Reinvestment Fund One-Time Transition Funding                -          233            -            -           -
Electricity Consumer Price Protection Fund                           253            -            -            -           -
Interest on Debt                                                   9,604        9,368        9,019        8,841       9,123
Move Ontario                                                           -            -        1,232            6           -
One-Time and Extraordinary Assistance to Agricultural Sector          64          601          282          278         20*
Operating Contingency Fund                                             -            -            -           40         580
Pension and Other Employee Future Benefits                           309          458          729          567         533
Power Purchases                                                      797          840          803          807         831
Teachers' Pension Plan                                               235          240          295          345         349
Year-End Savings                                                       -            -            -            -        (900)
                                                            ----------------------------------------------------------------
Total Expense                                                     73,883       79,396       83,927       88,833      91,153
----------------------------------------------------------------------------------------------------------------------------
(1)  Starting in 2005-06, the Province's financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation. Prior to 2005-06, historical figures reflect grants to these entities for comparison purposes.
(2)  The 2006-07 interim fiscal results reported in this Budget are based on the best information available as of early March 2007.
(3)  For 2005-06, 2006-07 and 2007-08, these ministry total expenses have been adjusted to reflect transfers to school boards, hospitals, and colleges, and are consolidated in these sector's net expenses. Prior to 2005-06, ministry historical figures reflect the transfer of the grants to these entities for comparison purposes.
(4)  The 2003-04 expenses for Health and Long-Term Care and Hospitals include $824 million of SARS-related and major one-time health costs. The 2006-07 figures reflect a change in the presentation of expense in the Health Sector to be consistent with the 2005-06 Public Accounts. This change in presentation does not affect total expense.
(5)  Credit expense amounts relate to consolidation adjustments between the Ontario Realty Corporation (ORC) and ministries to reflect net spending for the year.
* 2007-08 Plan expenses of $20 million do not include potential provincial matching funds arising from the March 9, 2007 federal announcement.

--------------------------------------------------------------------------------------------------------------------------
2007-08 Infrastructure Expenditures                                                                               Table 26
($ Millions)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                                       2007-08 Plan
                                                              ------------------------------------------------------------
                                        Total Infrastructure                       Transfers and Other              Total
                                                Expenditures       Investment in       Expenditures in     Infrastructure
                                             2006-07 Interim      Capital Assets     Infrastructure(1)       Expenditures
                                       ---------------------- ------------------- --------------------- ------------------
Transportation
  Transit                                              1,691                 598                   394                992
  Highways                                             1,442               1,549                   154              1,703
  Other Transportation                                    80                   5                    25                 30
Health
  Hospitals                                              343                 623                     5                628
  Other Health                                           189                  50                   176                226
Education
  School Boards                                        1,110                   -                 1,016              1,016
  Colleges                                                68                 184                     -                184
  Universities                                            52                   -                    71                 71
Water/Environment                                        290                  32                   226                258
Municipal and Local                                      556                   2                   249                251
Infrastructure(2)
Justice                                                  111                  89                    42                131
Other                                                    713                 202                   253                455
                                       ---------------------- ------------------- --------------------- ------------------
Total(3)                                               6,645               3,334                 2,611              5,945
 -------------------------------------------------------------------------------------------------------------------------
(1)  Mainly consists of transfers for capital purposes to municipalities and universities, expenditures for servicing capital-related debt of schools, and expenditures for the repair and rehabilitation of schools. These expenditures are included in the Province's total expenses in Table 25.
(2)  Municipal and local water and wastewater infrastructure investments are included in the Water/Environment sector.
(3)  Total expenditures include $86 million in flow-throughs in Investment in Capital Assets (for provincial highways) and
     $160 million in flow-throughs in Transfers and Other Expenditures in Infrastructure ($28 million in Transportation,
     $45 million in Water/Environment, $87 million in Municipal and Local Infrastructure).
 -------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
Ten-Year Review of Selected Financial and Economic Statistics
($ Millions)
--------------------------------------------------------------------------------------------------------------------------

                                                                               1998-99           1999-00          2000-01
                                                                      ----------------------------------------------------
Financial Transactions
Revenue                                                                         56,050            65,042           66,294
Expense
  Programs                                                                      49,036            53,347           53,519
  Interest on Debt                                                               9,016            11,027           10,873
                                                                      ----------------------------------------------------
Total Expense                                                                   58,052            64,374           64,392
                                                                      ----------------------------------------------------
Surplus/(Deficit) Before Reserve                                                (2,002)               668            1,902
Reserve                                                                              -                 -                -
                                                                      ----------------------------------------------------
Surplus/(Deficit)                                                              (2,002)               668            1,902
--------------------------------------------------------------------------------------------------------------------------
Net Debt(3), (4)                                                               114,737           134,398          132,496
Accumulated Deficit(3)                                                         114,737           134,398          132,496
--------------------------------------------------------------------------------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                                  377,897           409,020          440,759
Personal Income                                                                304,652           321,702          347,653
--------------------------------------------------------------------------------------------------------------------------
Population - July (000s)                                                        11,367            11,506           11,685
Net Debt per Capita (dollars)                                                   10,094            11,681           11,339
Personal Income per Capita (dollars)                                            26,801            27,959           29,752
--------------------------------------------------------------------------------------------------------------------------
Total Expense as a per cent of GDP                                                15.4              15.7             14.6
Interest on Debt as a per cent of Revenue                                         16.1              17.0             16.4
Net Debt as a per cent of GDP                                                     30.4              32.9             30.1
Accumulated Deficit as a per cent of GDP                                          30.4              32.9             30.1
-----------------------------------------------------------------------------------------------------------------------------
(1)  Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expense in the year of acquisition or construction. All capital assets owned by consolidated organizations are accounted for on a full accrual basis.
(2)  Starting in 2005-06, the Province's financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation. Prior to 2005-06, historical figures reflect grants to these entities for comparison purposes.
(3)  Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the Surplus/Deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the Surplus/Deficit. For fiscal 2005-06, the change in the Accumulated Deficit includes the opening combined net assets of hospitals, school boards and colleges that were recognized upon consolidation of these BPS entities.
(4)  Net debt is restated in 2003-04, 2004-05 and 2005-06 to reflect the value of hydro corridor lands transferred to the Province from Hydro One Inc.
Sources: Ontario Ministry of Finance and Statistics Canada.

[Chart 20: Composition of Revenue 2007-08]

[Chart 21: Composition of Total Expense 2007-08]

-----------------------------------------------------------------------------------------------------------------------------
                                                                                                                     Table 27
-----------------------------------------------------------------------------------------------------------------------------
                                                                                Actual(2)           Interim             Plan
           2001-02        2002-03(1)           2003-04          2004-05           2005-06           2006-07          2007-08
-----------------------------------------------------------------------------------------------------------------------------

            66,534            68,891            68,400           77,841            84,225            89,143           91,503

            55,822            59,080            64,279           70,028            74,908            79,992           82,030
            10,337             9,694             9,604            9,368             9,019             8,841            9,123
-----------------------------------------------------------------------------------------------------------------------------
            66,159            68,774            73,883           79,396            83,927            88,833           91,153
-----------------------------------------------------------------------------------------------------------------------------
               375               117            (5,483)          (1,555)              298               310              350
                 -                 -                -                -                  -                 -              750
-----------------------------------------------------------------------------------------------------------------------------
               375               117            (5,483)          (1,555)              298               310             (400)
-----------------------------------------------------------------------------------------------------------------------------
           132,121           132,647           138,816          140,921           141,928           143,025          145,314
           132,121           118,705           124,188          125,743           109,155           108,845          109,245
-----------------------------------------------------------------------------------------------------------------------------
           453,701           477,763           493,219          517,608           537,657           553,197          570,346
           361,187           369,420           381,583          398,217           416,210           435,237          452,211
-----------------------------------------------------------------------------------------------------------------------------
            11,898            12,102            12,263           12,417            12,559            12,687           12,848
            11,104            10,961            11,320           11,349            11,301            11,273           11,310
            30,357            30,526            31,117           32,070            33,140            34,306           35,197
-----------------------------------------------------------------------------------------------------------------------------
              14.6              14.4              15.0             15.3              15.6              16.1             16.0
              15.5              14.1              14.0             12.0              10.7               9.9             10.0
              29.1              27.8              28.1             27.2              26.4              25.9             25.5
              29.1              24.8              25.2             24.3              20.3              19.7             19.2
-----------------------------------------------------------------------------------------------------------------------------

[Chart 22: Composition of Program Expense 2007-08]

Support from Gaming for Health Care,
the Ontario Trillium Foundation and Communities

         Provincial proceeds from gaming activities continue to support Provincial priorities, including the operation and support of hospitals, charities, amateur athletes, communities and the agricultural sector.

-------------------------------------------------------------------------------------------------------------------
Support for Health Care, Charities, and                                                                    Table 28
Problem Gambling and Related Programs
($ Millions)
-------------------------------------------------------------------------------------------------------------------
                                                                                           Interim            Plan
                                                                                           2006-07         2007-08
                                                                                  ---------------------------------
Lotteries, Charity Casinos and Slot Machines at Racetracks Revenue
  Operation of Hospitals                                                                     1,512           1,481
  Ontario Trillium Foundation                                                                  100             105
  Problem Gambling and Related Programs                                                         36              37
  Ontario Amateur Athletes                                                                      10              10
Commercial Casinos Revenue
  General Government Priorities                                                                169             168
                                                                                  ---------------------------------
Total                                                                                        1,827           1,801
-------------------------------------------------------------------------------------------------------------------
Sources: Ontario Ministry of Public Infrastructure Renewal and Ontario Ministry of Finance.
-------------------------------------------------------------------------------------------------------------------

         Revenue from Lotteries, Charity Casinos
         and Slot Machines at Racetracks

         The Ontario Lottery and Gaming Corporation Act, 1999 requires that net Provincial revenue generated from lotteries, charity casinos and racetrack slot machines support services such as the operation of hospitals, funding for charitable organizations through the Ontario Trillium Foundation, and problem gambling and related programs.

         In 2007-08, an estimated $1,481 million in net revenue from lotteries, charity casinos and slot machines at racetracks will be applied to support the operation of hospitals. While this level of support for hospitals from gaming revenue is down slightly from last year, hospitals' net expense on a consolidated basis will increase by $834 million this year to $17.5 billion made up from other government revenues.

         In 2007-08, the Ontario Trillium Foundation will be provided with $105 million to help build strong and healthy communities through contributions to charitable and not-for-profit organizations.

         Two per cent of gross slot machine revenue, estimated at $37 million for 2007-08, is allocated for problem gambling prevention, treatment and research programs.

         The Quest for Gold Lottery will provide an estimated $10 million for 2007-08 in direct financial support to Ontario high-performance amateur athletes. This funding will also support enhanced coaching and skills development.

         Benefits from Commercial Casinos

         In 2007-08, net Provincial revenue from commercial casinos, estimated at $168 million, will be used to support general government priorities, including health care, education and public infrastructure.

         Commercial casino operations support approximately 12,000 direct jobs in Ontario. Along with local economic development, commercial casino operations and the additional tourists they attract contribute an estimated $2.4 billion annually to the
         Ontario economy.

         Other Beneficiaries of Charity Casinos and Slot Machines at Racetracks

-------------------------------------------------------------------------------
Support for the Agricultural Sector and Municipalities(1)             Table 29
($ Millions)
-------------------------------------------------------------------------------
                                                           Interim        Plan
                                                           2006-07     2007-08
                                                     --------------------------
Agricultural Sector                                            317         329
Municipalities                                                  75          78
                                                     --------------------------
Total                                                          392         407
-------------------------------------------------------------------------------
(1)  The agricultural sector's share of racetrack slot-machine revenue and municipalities' share of slot-machine revenue from charity casinos or racetrack slot facilities is received directly from the Ontario Lottery and
     Gaming Corporation.
Source: Ontario Ministry of Public Infrastructure Renewal.
-------------------------------------------------------------------------------

         Twenty per cent of gross revenue from slot machines at racetracks is provided to promote the economic growth of the horse-racing industry. Since 1998, this initiative has provided over $2 billion to Ontario's horse-racing industry, a key component of the Province's agricultural sector. For 2007-08, additional support is estimated at $329 million.

         A portion of gross slot-machine revenue, estimated at $78 million in 2007-08, will be provided to municipalities that host charity casinos and slot operations at racetracks. These revenues will help offset local infrastructure and service costs.

Contingent Liabilities

         In addition to the key demand sensitivities and economic risks to the fiscal plan, there are additional risks stemming from the government's contingent liabilities. Whether these contingencies will result in actual liabilities for the Province is beyond the direct control of the government. Losses could result from legal settlements, defaults on projects, and loan and funding guarantees. Provisions for losses that are likely to occur and can be reasonably estimated are expensed and reported as liabilities in the Province's financial statements. Significant contingent liabilities are described as follows.

         Ontario Nuclear Funds Agreement

         The Province has certain responsibilities with respect to nuclear used fuel waste management and nuclear station decommissioning. The Province, Ontario Power Generation Inc. (OPG), a wholly owned subsidiary, and certain subsidiaries of
         OPG are parties to the Ontario Nuclear Funds Agreement (ONFA), to establish, fund and manage segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used fuel waste management.
         Under ONFA, the Province is liable to make payments should the cost estimate for nuclear used fuel waste management rise above specified thresholds for a fixed volume of used fuel. As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario consumer price index for the nuclear used fuel waste management fund. Ontario has also provided a direct Provincial guarantee to the Canadian Nuclear Safety Commission on behalf of OPG for up to $1.5 billion, which relates to the portion of the decommissioning and waste management obligations not funded by the segregated funds.

         Obligations Guaranteed by the Province

         Ontario provides guarantees on loans on behalf of various parties. The authorized limit for loans guaranteed by the Province as at March 31, 2006, was $3.8 billion. The outstanding loans guaranteed and other contingencies amounted to $3.3 billion at
         March 31, 2006. A provision of $504 million based on an estimate of the likely loss arising from guarantees under the
         Student Support Programs has been reflected in the 2005-06 Consolidated Financial Statements of the Province.

         Social Housing - Loan Insurance Agreements

         The Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation for any net costs, including any environmental liabilities incurred as a result of project defaults, for all non-profit housing projects in the
         Provincial portfolio. At March 5, 2007, there were $8.3 billion of mortgage loans outstanding.

         Claims Against the Crown

         There are claims outstanding against the Crown arising from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property, and like items. At March 5, 2007, there were
         100 claims outstanding against the Crown that were for amounts over $50 million.

         Canadian Blood Services

         The provincial and territorial governments of Canada have entered into a Canadian Blood Services Excess Insurance Captive
         Support Agreement (the "Captive Support Agreement") with Canadian Blood Services (CBS) and Canadian Blood Services Captive
         Insurance Company Limited (CBSI), a wholly owned subsidiary of CBS established under the laws of British Columbia. Under the
         Captive Support Agreement, each government indemnifies CBSI for its pro rata share of any payments that CBSI becomes obliged to make under a comprehensive blood risks insurance policy it provides to CBS. The policy has an overall limit of $750 million, which may cover settlements, judgments and defence costs. The policy is in excess of, and secondary to, a $250 million comprehensive insurance policy underwritten by CBS Insurance Company Limited, a subsidiary of CBS domiciled in
         Bermuda. Given current populations, Ontario's maximum potential liability under the Captive Support Agreement is approximately $376 million. The Province is not aware of any proceedings that could lead to a claim against it under the
         Captive Support Agreement.